UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.                 )

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3D SYSTEMS CORPORATION

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333 Three D Systems Circle

Rock Hill, SC 29730

April 1, 2014

Dear Fellow Stockholder:

Please join us at the Annual Meeting of Stockholders of 3D Systems Corporation.

Time: Monday, May 19, 2014, at 11:00 a.m., Eastern Time.

Place: 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

The principal items that you will be asked to approve at the meeting are:

•	The election of nine directors;

•	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014; and

•	To provide an advisory vote (“say-on-pay”) on the 2013 compensation of our five most highly compensated executive officers.

As required, we conducted a “say-on-pay” advisory vote and a frequency vote with respect to future “say-on-pay” advisory votes at our 2011 Annual Meeting, and a majority of you who voted recommended that we conduct “say-on-pay” votes every three years. The Board of Directors accepted your recommendation. As a result, this meeting is another opportunity for an advisory “say-on-pay” vote. We are pleased to have the opportunity to present these proposals to you and to discuss with you any concerns that you have about our executive compensation practices, which are discussed in detail in this Proxy Statement. We are committed to meeting the needs of our stockholders, who include all of the members of our Board of Directors and senior management, and we believe that our executive compensation practices operate to meet the needs of all of our constituencies.

We encourage you to attend the Annual Meeting so that we can review the past year with you, listen to your suggestions, and answer any questions that you may have.

3D Systems recorded record annual revenue on increased organic growth in 2013. Our revenue increased by 45.2% to $513.4 million from $353.6 million in 2012 on 29.4% organic growth while we grew our gross profit by 47.7%. Our net income in 2013 increased by approximately 13.4% to $44.1 million from $38.9 million, in 2012. We completed 11 acquisitions in support of our focused growth initiatives, and introduced 27 new products in 2013.

Our gross profit increased by 47.7% to $267.6 million in 2013 primarily from an increase in sales and our increased gross profit margin printers and other products and materials. Our gross profit margin also increased in 2013 to 52.1% on improvements in our cost structure, higher print materials gross profit margin, and the addition of software products, partially offset by increased sales of lower margin on-demand custom parts services and an adverse revenue mix.

Total operating expenses increased to $186.7 million to 36.4% of revenue, up slightly from 34.1% in 2012. The increase was primarily due to higher SG&A expenses from sales and marketing expenses and higher staff due to our expanding portfolio and higher R&D expenses in support of our expanded portfolio and growth.

We monitor closely the effectiveness of our R&D expenditures and their contribution to our growth. R&D expenses increased $20.3 million, or 87.4%, compared to 2012 in support of portfolio expansion and diversification and concentrated and accelerated new products development including the unveiling of 24 new products between December 1, 2013 and January 9, 2014.

I would like to conclude by specifically commenting on our acquisition of certain assets related to Xerox Corporation’s print engine and ink development teams, which closed on December 31, 2013. The addition of more than 100 engineers and contractors specializing in product design and materials science to our global R&D team provides significant ink and print head development resources along with research relevant for digital printing and 3D markets.

A more detailed discussion of our 2013 results appears in our 2013 Annual Report on Form 10-K, and we encourage you to review it. Our operating results and recent accomplishments are also discussed below under “Executive Compensation.”

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Abraham N. Reichental
President and Chief Executive Officer

333 Three D Systems Circle

Rock Hill, SC 29730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2014

The Annual Meeting of Stockholders of 3D Systems Corporation, a Delaware corporation (the “Company”), will be held:

When: Monday, May 19, 2014, at 11:00 a.m., Eastern Time;

Where: 333 Three D Systems Circle, Rock Hill, South Carolina 29730;

Why: For the following purposes:

•	The election of nine directors;

•	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014;

•	To provide an advisory vote (“say-on-pay”) on the 2013 compensation of our five most highly compensated executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement accompanying this Notice of Annual Meeting describes these items of business in greater detail.

The record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting is March 21, 2014.

We are mailing a Notice of Internet Availability of Proxy Materials commencing on or about April 1, 2014 to all stockholders of record as of the record date. We will send you copies of the attached Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013 upon request by following the instructions in our Notice of Internet Availability of Proxy Materials.

We encourage you to cast your votes on the proposals to be considered at the Annual Meeting electronically by using the website that hosts our Proxy Statement and Annual Report as described on the Notice of Internet Availability. If you have requested delivery of a printed version of the materials, you will receive a proxy card that you may use to vote your shares. You may also vote by telephone as set forth on your proxy card. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares electronically on the internet, by proxy card or by telephone in case your plans change. Please vote today to ensure that your votes are counted.

If you hold our shares in street name, please follow the instructions set forth below in “How to Vote” below, and vote your shares.

If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

By Order of the Board of Directors

Andrew M. Johnson
Secretary
Rock Hill, South Carolina
April 1, 2014

333 Three D Systems Circle

Rock Hill, South Carolina 29730

PROXY STATEMENT

Dated April 1, 2014

For the Annual Meeting of Stockholders

To Be Held on May 19, 2014

GENERAL INFORMATION

We plan to hold our 2014 Annual Meeting of Stockholders at the following time and place and for the following purposes:

When:    11:00 a.m., Eastern Time, on May 19, 2014;

Where:    333 Three D Systems Circle, Rock Hill, South Carolina 29730;

Why:    For the following purposes:

•	The election of nine directors;

•	Ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2014;

•	To provide an advisory vote (“say-on-pay”) on the 2013 compensation of our five most highly compensated executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and related materials are first being made available on or about April 1, 2014.

RECORD DATE, VOTING SECURITIES AND QUORUM

The record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 21, 2014.

Our Common Stock, par value $0.001 per share (the “Common Stock”), is our only outstanding class of voting securities. As of the record date for the Annual Meeting, there were 103,210,661 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Where appropriate, amounts reflect a three-for-two stock split completed on February 22, 2013 and a two-for-one stock split completed on May 18, 2011.

Holders of record of shares of our Common Stock outstanding as of the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of record as of the record date will be kept at our principal office at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 for a period of ten days prior to the Annual Meeting.

A majority of the shares of Common Stock outstanding on the record date that are present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

HOW TO VOTE

You are considered to be a holder of record of each share of Common Stock that is registered in your name on the records of our transfer agent. If you are a stockholder of record, we will send you a Notice of Internet Availability of Proxy Materials. Please follow the instructions in that Notice in order to cast your vote.

Most of you hold your shares in a brokerage account or bank or through another nominee holder. In that case, your broker or nominee is generally considered to be the holder of record of those shares, and you are considered the “beneficial owner” of shares held in “street name.” As a beneficial owner, you generally have the right to instruct your broker or nominee how to vote your shares, and that party is required to vote your shares in accordance with your instructions. In this Proxy Statement, we refer to these stockholdings as “street-name holdings” and to you as a “street-name holder.”

You should expect your nominee to send you a voting instruction form either by regular mail or in an email. Your nominee generally has the right to vote your shares pursuant to your instructions. In limited circumstances, your nominee may, but is not required to vote your shares in the absence of specific voting instructions from you for matters that are considered “routine.” We understand that the “routine” proposals to be considered at the Annual Meeting include the ratification of the selection of BDO as our independent registered accounting firm. Accordingly, if you do not give voting instructions to your nominee, it will be entitled to vote your shares in its discretion on the ratification of the appointment of BDO, and it will not vote your shares in connection with the election of directors or the advisory say-on-pay vote.

Accordingly, street-name holders need to be mindful of the following:

•

For your vote to be counted in our election of directors and the advisory say-on-pay vote, you will need to communicate your voting instructions to your broker, bank or other nominee before the date of our Annual Meeting.

•

You may also give your broker, bank or other nominee instructions on voting your shares as to the ratification of BDO’s appointment. If you provide no instructions, that person may, but is not required to exercise its discretion in voting on the ratification of the appointment of BDO as our auditors.

•	If your broker, bank or other nominee exercises that discretion, your shares will be treated as present at the meeting for all quorum purposes.

To ensure that you as a street-name holder are able to participate in our upcoming Annual Meeting, please review our proxy materials and follow the instructions for voting your shares on the voting instruction form that you will be receiving from your nominee.

Voting your shares is important, among other things, to ensure that we get the minimum quorum required for the Annual Meeting. Your affirmative participation in the voting process also fosters your active participation as a stockholder and helps us avoid the need and the added expense of having to contact you to solicit your vote and helps us avoid the need of having to reschedule our Annual Meeting. We hope that you will exercise your legal rights and fully participate in our future.

You are encouraged to review our Proxy Statement and Annual Report before you cast your vote.

Whether you are a stockholder of record or a street-name holder, you may vote any shares of Common Stock that you are entitled to vote:

•	electronically on the internet;

•	by mail by using a proxy card or voting instruction form that will be furnished to you; or

•	by using a toll-free telephone number that will be furnished to you.

For a discussion of the mechanics of each of these means of voting, please see “How to Cast Your Vote if You are a Stockholder of Record,” “How to Cast Your Vote if You are a Street-Name Holder,” and “Other Voting and Stockholder Matters” below.

VOTING MATTERS

Once a quorum of the shares entitled to vote is present in person or represented by proxy at the Annual Meeting, the votes required to approve the matters to be considered at the Annual Meeting are as follows:

•	Election of Directors. The directors are elected by a plurality of the votes cast in the election, which means the votes “for” the director must exceed the votes “against” the director.

•	Ratification of Selection of Auditors. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve this matter.

•	Advisory Vote on the Compensation of our Named Executive Officers. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve this matter.

•

Voting on Other Matters.    We do not know of any other matters to be presented for consideration at the Annual Meeting. However, if any other matters are properly presented for consideration, the proxy holders will have the discretion to vote your shares on those matters in accordance with the Board of Directors’ recommendations. If the Board of Directors does not make a recommendation on any such matters, the proxy holders will be entitled to vote in their discretion on those matters.

If you specify how your shares are to be voted on a matter, the shares represented by your proxy or other voting instructions will be voted in accordance with your instructions. If you do not give specific voting instructions when you grant an otherwise valid proxy, your shares will be voted as follows:

•	If you are a stockholder of record, FOR the election of the nine nominees for director described below;

•	FOR the ratification of the selection of BDO as our independent registered public accounting firm; and

•	If you are a stockholder of record, FOR the approval of the advisory vote on the compensation of our named executive officers.

On any other matters that properly may come before the Annual Meeting, your proxy will be voted as recommended by the Board of Directors or, if no recommendation is made, in the discretion of the proxy holders named on the proxy card.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2015 Annual Meeting and until their successors are elected and qualified. The Board of Directors, based upon the recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), has designated as nominees for election the nine persons named below, all of whom currently serve as directors.

In nominating each of those individuals, the Governance Committee and the Board considered, among other things, the Board’s Corporate Governance Guidelines and Qualifications for Nomination to the Board, which were adopted in 2004 and are posted on our website at www.3DSystems.com. These qualifications include, among other factors, a candidate’s ethical character, experience and diversity of background as well as whether the candidate is independent under applicable listing standards and financially literate. In considering the re-nomination of these individuals, the Governance Committee and the Board also took into consideration the following additional factors relating to each director since the 2013 Annual Meeting:

•	Such director’s contributions to the Board;

•	The absence of any material change in such director’s employment or responsibilities with any other organization;

•	Such director’s attendance at meetings of the Board and the Board committees on which such director serves and such director’s participation in the activities of the Board and such committees;

•

The absence of any relationships with the Company or another organization, or any other circumstances that have arisen, that might make it inappropriate for the director to continue serving on the Board; and

•	The director’s age and length of service on the Board. We have not adopted a retirement policy for directors.

The background and experience of each of the nominees for director that the Governance Committee and the Board considered in evaluating each nominee is set forth opposite their respective names in “Information Concerning Nominees” below. See also “Corporate Governance Matters” below, which discloses additional information about the nominees and our corporate governance policies and practices.

The Governance Committee and the Board considered each nominee’s overall business experience, contributions to Board activities during 2013 and independence in their evaluation of each nominee in conjunction with the factors discussed above, but did not otherwise give greater weight to any of the factors cited above compared with any of the others. While the Board considers diversity of background and experience in its nomination decisions, we do not maintain a diversity policy relating to the composition of our Board of Directors. The Board believes that each of the nominees for director is well qualified to continue to serve as a director of the Company and that the nominees provide the mix of experience that is required to enable the Board to perform its functions.

Shares of Common Stock properly voted at the Annual Meeting will be voted FOR the election of the nominees named below unless you otherwise withhold your vote for any or all of the nominees in your voting instructions or your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of your proxy may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Information Concerning Nominees

The following table sets forth for each nominee for director, his or her business experience, the year in which he or she first became a director, his or her age as of the record date for the Annual Meeting, and any directorships in publicly owned companies or registered investment companies that such nominee has held during the past five years.

Name	Business Experience	Director Since	Age
William E. Curran

Currently retired, Mr. Curran serves as a director of Profound Medical, an early stage company developing a treatment for prostate cancer using ablative ultrasound and guided by magnetic resonance imaging and thermometry. Previously, Mr. Curran served as non-executive Chairman and Director of Resonant Medical, an early-stage privately owned company specializing in three-dimensional ultrasound image-guided adaptive radio therapy products, until May 2010 at which time Resonant was sold to Elekta A.B. He also served until May 2009 as a director of Ventracor, a global medical device company which produced an implantable blood pump, at which time the directors brought in an administrator under Australian law. For more than five years prior to 2004, he held diverse functional and senior management positions with Philips Electronics and Philips Medical Systems. His experience at Philips Medical Systems, a medical device manufacturer, included positions as Chief Operating Officer and Chief Financial Officer, and while at Philips Electronics North America he served as President and Chief Executive Officer as well as Chief Financial Officer.

First elected a director in 2008, Mr. Curran brings to the Board wide experience in operations, finance and executive management both in the United States and abroad.

		2008	65

Peter H. Diamandis

Dr. Diamandis is the Chairman and CEO of the X PRIZE Foundation, which leads the world in designing and launching large incentive prizes to drive radical breakthroughs for the benefit of humanity. He is also the co-Founder & Executive Chairman of the Singularity University, a Silicon Valley-based institution teaching graduates and executives about exponentially growing technologies and their potential to address humanity’s grand challenges.

Dr. Diamandis has founded or co-founded many of the leading entrepreneurial companies in the exponential technologies sector including Zero Gravity Corporation, Planetary Resources, Inc. and Space Adventures. He also counsels the world’s top enterprises on how to utilize exponential technologies and incentivized innovation to dramatically accelerate their business objectives. He recently co-authoried Abundance – The Future Is Better Than You Think.

First elected a director in 2013, Dr. Diamandis brings to the Board vast knowledge of emerging technologies.

		2013	52

Name	Business Experience	Director Since	Age

Charles W. Hull

Executive Vice President and Chief Technology Officer of the Company. He has served as a director and in various executive positions with us for more than five years. He is a founder of the Company and has served as Chief Technology Officer since 1997 and as Executive Vice President since 2000. He has also previously served in various other of our executive capacities, including Chief Executive Officer, Vice Chairman of the Board of Directors and President and Chief Operating Officer.

One of our founders and a director since 1993, Mr. Hull brings to the Board a broad understanding of the technologies of our industry as well as a wide-ranging historical perspective on our strategy and growth.

		1993	74

Jim D. Kever

Mr. Kever has been a Principal in Voyent Partners, LLC, a venture capital firm, since 2001. He is also a director of Luminex Corporation, a manufacturer of laboratory testing equipment, Tyson Foods, Inc., an integrated processor of food products, and Emdeon Business Services LLC and EBS Master, a provider of healthcare revenue and payment cycle solutions. He previously served as a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions until 2007 and as the President and Co-Chief Executive Officer of the Transaction Services Division of WebMD Corporation (formerly Envoy Corporation), an internet healthcare services company, from 1995 to 2001, and prior to 1995 he served as Envoy Corporation’s Executive Vice President, Secretary and General Counsel.

A director since 1996, Mr. Kever brings to our Board wide experience in operations, finance and executive management.

		1996	61

G. Walter Loewenbaum, II	Chairman of the Board of Directors. Mr. Loewenbaum also serves as the Chairman of the Board of Luminex Corporation, a manufacturer of laboratory testing equipment. Chairman of our Board of Directors since 1999, Mr. Loewenbaum brings to our Board wide experience in operations, finance and executive management and, as a major stockholder, perspective on strategy and growth for the benefit of our stockholders.	1999	69

Kevin S. Moore	Mr. Moore has been with The Clark Estates, Inc., a private investment firm, for more than ten years, where he is currently President and a director. He is also a director of Aspect Holdings, LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc. and Vice Chairman of the Board of Trustees of Bassett Healthcare Network. A director since 1999, Mr. Moore brings to our Board wide experience in operations, finance and executive management and, as President of a major stockholder, perspective on strategy and growth for the benefit of our stockholders.	1999	59

Name	Business Experience	Director Since	Age

Abraham N. Reichental

President and Chief Executive Officer of the Company for more than five years. He became our President and Chief Executive Officer in September 2003. Previously, for more than five years, he served in various executive management positions with Sealed Air Corporation, a global manufacturer of protective, specialty and food packaging materials, most recently serving as Vice President and General Manager of Sealed Air’s Shrink Packaging Division from May 2001 until September 2003 and previously as Vice President Asia-Pacific.

Appointed President and Chief Executive Officer as well as a director in 2003, Mr. Reichental provides leadership to our company reflecting over 30 years of business leadership both in the United States as well as in various other countries.

		2003	57

Daniel S. Van Riper

Mr. Van Riper is an independent financial consultant and from January 2002 to June 2005 was Special Advisor to Sealed Air Corporation. Previously, he was Senior Vice President and Chief Financial Officer of that company. He served as a director of Hubbell Incorporated, a manufacturer of electrical and electronics products until May 2013. He previously served as a director of DOV Pharmaceutical, Inc., a biopharmaceutical company, until 2008 and New Brunswick Scientific Co., Inc., a manufacturer of biotechnology equipment, until 2007 and was Senior Vice President and Chief Financial Officer of Sealed Air Corporation between July 1998 and January 2002. Prior to July 1998, he was a partner of KPMG LLP, a public accounting firm, for more than 25 years.

First elected a director in 2004, Mr. Van Riper brings to our company extensive experience in public accounting and finance as well as in operations and executive management.

		2004	73

Karen E. Welke

Currently retired, Ms. Welke held executive positions for 27 years at 3M Corporation where she last served as Group Vice President of its Medical Markets Group. During her tenure at 3M, she also had significant international experience, having served as Managing Director of 3M France for four years and previously as the European Healthcare Group Product Director headquartered in Brussels, Belgium. She served as a director of Millipore Corporation from 2002 until 2010, and chaired the compensation committee 2007-2010. She previously served as a director of Pentair, Inc. from 1995 until 2006, including 9 years as the Chair of the Audit Committee. Ms. Welke is also a director of Project HOPE, based in Millwood, Virginia.

First elected a director in 2008, Ms. Welke has extensive executive, financial and operating experience in both the United States and Europe.

		2008	69

CORPORATE GOVERNANCE MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices, to diligently exercising its oversight responsibilities with respect to our business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements that apply to us.

Corporate Governance Guidelines

In 2004, the Board adopted Corporate Governance Guidelines that address various governance matters, including, among others, the functions of the Board, Board committees, director qualification standards and the director nomination process; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership; director orientation and continuing education; management succession; and a periodic performance evaluation of the Board. The Governance Committee, discussed below, is responsible for overseeing these Guidelines, periodically assessing their adequacy and modifying them to meet new circumstances. These Guidelines were most recently revised and approved by the whole Board of Directors as of April 1, 2011, and they are posted on our website at www.3DSystems.com under the “Investor Relations” tab and then under the tab for “Corporate Governance.”

Director Independence

Our Board of Directors is comprised of a majority of independent directors. Under the enhanced corporate governance standards of the New York Stock Exchange (the “NYSE”), at least a majority of our directors, and all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must meet the test of “independence.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has affirmatively determined that Ms. Welke and Messrs. Curran, Diamandis, Kever, Loewenbaum, Moore and Van Riper satisfy the bright-line criteria of the the listing standards of the NYSE and that they have no relationships with us that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

Mr. Reichental, our Chief Executive Officer (“CEO”), and Mr. Hull, one of our founders and our Chief Technology Officer, are also executive officers of our company and as such are not independent directors.

Responsibility and Oversight

Consistent with Delaware law, our business is managed by our officers under the direction and oversight of the Board of Directors. In this regard, our management, including our corporate officers, is responsible for the day-to-day management of the risks facing us, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. They carry out this responsibility through a coordinated effort among themselves in the management of our business.

In exercising its oversight responsibilities, as permitted by law, the Board receives and relies on reports and other information provided by management, reviews and approves matters that it is required or permitted to approve by law or our certificate of incorporation or by-laws, each as amended, and receives information relating to, and inquires into, such other matters as it deems appropriate, including our business plans, prospects and performance, succession planning, risk management and other matters for which it has oversight responsibility. The Board carries out its general oversight responsibility both by acting as a whole as well as through its committees. Among other things, the Board as a whole periodically reviews our processes for identifying, ranking and assessing risks that affect our organization as well as the output of those processes. The Board as a whole also receives periodic reports from our management on various risks, including risks of the types mentioned above facing our businesses, risks presented by transactions that are presented to the Board for approval and risks arising out of our corporate strategy.

As discussed below, the Board also maintains several standing committees with oversight responsibility for various Board functions. Although the Board has ultimate responsibility for overseeing risk, its standing committees perform certain of its oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial and accounting risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken, and it exercises oversight with regard to the risk assessment and management processes related to, among other things, internal controls, credit, capital structure, liquidity and insurance programs. In carrying out these responsibilities the Audit Committee, among other things, regularly reviews with the head of Internal Audit the audits or assessments of significant accounting and audit risks conducted by Internal Audit personnel based on their audit plan, and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with management our internal control over financial reporting, including any significant deficiencies or material weaknesses. As part of these reviews, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory and compliance matters that could have a material impact on our financial statements or business. Finally, from time to time executives who are responsible for managing particular risks report to the Audit Committee on how those risks are being controlled and mitigated.

Other Board committees also exercise responsibility to oversee risk within their areas of responsibility and expertise. For example, as noted in the section below entitled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to our compensation policies and practices, and it exercises oversight with respect to our retirement and 401(k) plans.

In those cases in which committees have risk oversight responsibilities, the Chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We have reviewed our material compensation policies and practices and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing behavior that may be considered as excessive risk-taking. These features include:

•	A balance of fixed and variable compensation, with variable compensation tied to defined objectives that are approved by our Compensation Committee;

•	Reasonable goals and objectives in our incentive programs;

•	Payouts to highly compensated employees and officers modified based upon individual performance, as assessed by management and approved by the Compensation Committee;

•	The Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts; and

•	The requirement that all conduct be in compliance with our Codes of Conduct and Ethics as a condition to the receipt of any incentive compensation.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended risk. We also believe that our incentive compensation arrangements do not provide incentives that encourage risk-taking beyond our ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Leadership Structure

As noted above, Mr. Loewenbaum, an independent director, serves as Chairman of the Board of Directors, a position that he has held since 1999. As a result, the Board has separated the position of its Chairman from the position of CEO.

Nevertheless, as a company we do not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, our Board of Directors prefers to retain flexibility to choose its leadership structure and Chairman in any way that it deems best for us at any given time. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. Currently, the Board believes that it is appropriate for Mr. Loewenbaum to remain as Chairman given his independence as a director, his background and experience and his significant holdings of our Common Stock, which enable him to reflect the views of stockholders in the deliberations of the Board of Directors. With the foregoing in mind, the Board believes that the current Board leadership structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a consistent voice to stockholders, customers, employees and other stakeholders. The Board also believes that it has assisted in the efficient conduct of Board meetings as the directors discuss key business and strategic matters and other critical issues.

While the Board believes that the separation of the positions of Chairman and CEO has been beneficial to the Company, the Board does not view any particular Board leadership structure as being preferable to any other. Accordingly, in the event that any future change in the Board’s leadership structure occurs (which the Board does not currently expect to happen), the Board will take such actions with respect to its leadership structure as it then considers to be appropriate.

Succession Planning

We maintain a succession plan for the CEO and other executive officers. To assist the Board with this requirement, our CEO annually leads the Board of Directors in a discussion of CEO and senior management succession. The annual review includes an evaluation of the requirements for the CEO and each senior management position and an examination of potential permanent and interim candidates for CEO and senior management positions.

Meetings and Meeting Attendance

During 2013, the Board of Directors held ten meetings. Each member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which he or she served during 2013. A discussion of the number of committee meetings held during 2013 appears below.

The Board holds executive sessions with only independent directors in attendance at its regular meetings and at other meetings when circumstances warrant those sessions. The CEO, any other non-independent director and other members of management are excused from these executive sessions. The Chairman of the Board presides over such independent sessions of the Board.

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders. All of the directors then in office attended our 2013 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and an Executive Committee as standing committees of the Board. As a matter of policy, all of the members of these committees are independent directors, except that Mr. Reichental, as CEO, serves on the Executive Committee and, as noted above, is not regarded as an independent director. Each of these committees operates under a written charter that has been approved by the Board and is posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the appropriate charter from the list of documents on the web page. Each of these committees periodically reviews and updates its written charter as necessary.

The table below provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Director Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee		Executive Committee
William E. Curran	X	*					X
Jim D. Kever					X
G. Walter Loewenbaum, II			X				X	*
Kevin S. Moore	X				X	*	X
Abraham N. Reichental							X
Daniel S. Van Riper	X		X
Karen E. Welke			X	*	X

*	Chairperson

Audit Committee

In addition to the risk oversight matters discussed above, the principal responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its responsibilities for:

•	monitoring and overseeing our systems of internal accounting and financial controls;

•	our public reporting processes;

•	the retention, performance, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the annual independent audit of our consolidated financial statements;

•	the integrity of our consolidated financial statements; and

•	our compliance with legal and regulatory requirements.

The Audit Committee has the ultimate authority and responsibility to select, evaluate and approve the terms of retention and compensation of, and, where appropriate, to replace our independent registered public accounting firm, subject to ratification of the selection of that public accounting firm by our stockholders at the Annual Meeting. The current members of the Audit Committee are Messrs. Curran (Chair), Moore and Van Riper.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission and therefore meets the requirement of the listing standards of the NYSE of having accounting or related financial management expertise.

The Audit Committee held eight meetings in 2013. It also held private sessions with our independent registered public accounting firm and the Director of Internal Audit at several of its meetings. Our Director of Internal Audit reports to the Chairman of the Audit Committee.

The report of the Audit Committee is set forth beginning on page 20 of this Proxy Statement.

Compensation Committee

In addition to the risk oversight matters discussed above, the principal responsibilities of the Compensation Committee are to:

•	determine the compensation of our CEO;

•

determine the compensation of all of our other executive officers, each direct report of the CEO, and any of our other employees or employees of any of our subsidiaries who have a base annual salary of $300,000 or more;

•	administer our equity compensation plans and authorize the issuance of shares of Common Stock and other equity instruments under those plans; and

•	perform the duties and responsibilities of the Board of Directors under our Section 401(k) Plan.

Consistent with the requirements of the listing standards of the NYSE, the CEO may not be present during voting or deliberations regarding his or her compensation.The members of the Compensation Committee are Ms. Welke (Chair) and Messrs. Loewenbaum and Van Riper. The Compensation Committee held eight meetings in 2013, in addition to various unanimous consents.

The report of the Compensation Committee appears on page 34 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Mr. Reichental, our President and CEO, served as a director of Finetooth Enterprises, Inc. d/b/a Mumboe, a company for which Mr. Loewenbaum served as Chairman, and for a period of time as Chief Executive Officer, from 2006 through 2011. There has been no financial transaction, arrangement or relationship between the Company and Mr. Loewenbaum or any immediate family member since 2006 in which Mr. Loewenbaum or any immediate family member had or will have a direct or indirect material interest. See “Security Ownership of Certain Beneficial Owners and Management” and “Director Compensation” below.

None of our other current executive officers served during 2013 as a director of any entity with which any of our outside directors is associated or whose executive officers served as one of our directors, and, except as noted below, none of the members of the Compensation Committee has been an officer or employee of the Company or any of our subsidiaries.

Mr. Loewenbaum, while previously elected as a director of the Company, was an employee of the Company from 1999 until 2002.

Corporate Governance and Nominating Committee

The principal responsibilities of the Governance Committee are to:

•	assist the Board in identifying individuals qualified to become Board members;

•	recommend to the Board nominees to be elected at annual meetings of stockholders;

•	fill vacancies or newly created directorships at other times;

•	recommend to the Board the corporate governance guidelines applicable to the Company;

•	lead the Board in its reviews of the performance of the Board and its committees; and

•	recommend to the Board nominations of the directors to serve on each committee.

The current members of the Governance Committee are Messrs. Moore (Chair) and Kever and Ms. Welke. The Governance Committee held three meetings in 2013.

Executive Committee

The principal responsibilities of the Executive Committee are to function on behalf of the Board of Directors during intervals between meetings of the Board and to guide our strategic planning.

The members of the Executive Committee are Messrs. Loewenbaum (Chair), Curran, Moore and Reichental. The Executive Committee held eight meetings in 2013.

Stockholdings of Directors

Among the factors considered under our “Qualifications for Nomination to the Board” discussed above is an expectation that each director will hold during his or her term of office a meaningful number of shares of our Common Stock. Shares awarded under the Restricted Stock Plan for Non-Employee Directors and shares acquired upon the exercise of options granted under our 1996 Stock Option Plan for Non-Employee Directors are taken into account as are any other securities that the director holds beneficially. It is expected that directors will retain during their term of office at least 50% of the shares of Common Stock acquired under those Plans. Several of our directors beneficially own substantial numbers of shares of our Common Stock. See “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” below.

Stockholder Communications with the Board of Directors

Stockholders and other interested persons may communicate with the Board by sending an email to BoardofDirectors@3DSystems.com or by sending a letter to the Board of Directors of 3D Systems Corporation, c/o Corporate Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full Board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. The presiding director of independent executive sessions of directors is the Chairman of the Board. The presiding director may be contacted by any party by sending a letter to the Presiding Independent Director of 3D Systems Corporation, c/o Corporate Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

All communications must contain a clear notation indicating that they are a “Stockholder-Board Communication” or a “Stockholder-Director Communication” and must identify the author.

The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. We reserve the right not to forward any communication that is hostile, threatening or illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications.

We also welcome communications from our stockholders that are consistent with applicable law and are initiated through our Investor Relations Director, who may be contacted at (803) 326-4010.

Code of Conduct and Code of Ethics

Our Code of Conduct applies to all of our employees worldwide, including all of our officers. We separately maintain a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, all other senior financial executives and to directors of the Company when acting in their capacity as directors.

These documents are designed to set high standards of business conduct and ethics for our activities and to help directors, officers and employees resolve ethical issues. The purpose of our Code of Conduct and our Code of Ethics is to provide assurance to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. We investigate all concerns and complaints.

We intend to disclose amendments to, or waivers from, any provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions and that relates to any element of the Code of Ethics described in Item 406(b) of Regulation S-K by posting such information on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the document titled “Code of Conduct” or “Code of Ethics” from the list of documents on the web page. There have been no such waivers since the date of the proxy statement for our 2013 Annual Meeting.

Related Party Transaction Policies and Procedures

In addition to the provisions of our Code of Conduct and Code of Ethics that deal with conflicts of interest and related-party transactions, we have adopted a Related Party Transaction Policy that is designed to confirm our position that related-party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the Board of Directors and a committee composed of directors who are independent and disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

•	the amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we or any of our subsidiaries would be a participant; and

•

any person who is or was in the current or immediately preceding calendar year an executive officer, director, director nominee, greater than five percent beneficial owner of our Common Stock or immediate family member of any of the foregoing has or will have a direct or indirect interest.

In adopting this policy, the Board reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $120,000. These types of transactions include:

•

employment arrangements with executive officers where such executive officer’s employment in that capacity and compensation for serving as an executive officer has been approved by the Board, the Compensation Committee or another committee of independent directors;

•	director compensation arrangements where such arrangement has been approved by the Governance Committee (or another committee of independent directors) and the Board;

•

awards to executive officers and directors under compensatory plans and arrangements pursuant to our 2004 Incentive Stock Plan and 2004 Restricted Stock Plan for Non-Employee Directors, the exercise by any executive officer or director of any previously awarded stock option that is exercised in accordance with its terms and any grants or awards made to any director or executive officer under any other equity compensation plan that has been approved by our stockholders;

•

certain transactions with other companies where a related party has a de minimis relationship (as described in the policy) with the other company and the amount involved in the transaction does not exceed the lesser of $500,000 or two percent of the other company’s total annual revenue;

•

charitable contributions made by us to a charitable organization where a related party has a de minimis relationship and the amount involved does not exceed the lesser of $10,000 or two percent of the charitable organization’s total annual receipts and charitable contributions under any matching program maintained by us that is available on a broad basis to employees generally; and

•	other transactions where all security holders receive proportional benefits.

Under the terms of our Related Party Transaction Policy, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In June of 2013, our Board of Directors approved our investment of $1,500,000 in Planetary Resources, Inc. as a collaborative partner in assisting Planetary Resources to develop and manufacture components of its ARKYD Series of spacecraft using its advanced 3D printing and digital manufacturing solutions. Dr. Peter Diamandis, Co-Founder and Co-Chairman of Planetary Resources, Inc. joined our Board of Directors in July 2013.

Dr. Diamandis is also the Co-Founder and Executive Chairman of Singularity University, a Silicon Valley-based institution teaching graduates and executives about exponentially growing technologies. In October 2012, we donated the use of several 3D printers to the university that exceeded $120,000 of fair market value and in March 2014 our Board of Directors approved a $1,000,000 partnership and sponsorship fee for Singularity

University in connection with our becoming a Title Partner with the university. We expect to establish a long-term partnership jointly benefitting Singularity University and us as measured by agreed upon targets and objectives that include access to thought-leadership, initiatives focused on growth and global impact and exposure for us through all university programs, channels and partners.

We also employ Adam Reichental, son of our CEO and President, Mr. Abraham Reichental, in the ordinary course with a base salary, bonus and restricted stock award in 2013 that equaled approximately $150,000.

A copy of our Related Party Transaction Policy is posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the document titled “Related Party Transaction Policies and Procedures” from the list of documents on the web page.

Policy on Hedging Transactions

Since 2005, our Insider Trading Policy has contained provisions to the effect that we consider it inappropriate for anyone who is employed by or associated with us to engage in short-term or speculative transactions in our securities. This policy includes within its coverage short sales, which for directors and executive officers of the company are prohibited by Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also prohibits transactions in publicly traded options, such as puts, calls and other derivative securities, or other hedging transactions on a securities exchange or other organized market. Our Insider Trading Policy requires that our executive officers and directors pre-clear any transactions in our securities with our General Counsel, Chief Executive Officer or Chief Financial Officer.

Claw Backs of Incentive Compensation

As part of its Corporate Governance Guidelines, the Board has adopted a policy on the claw back of incentive compensation. We are pleased that it has not been necessary for us to invoke this policy. Under the terms of this policy, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, the Board shall take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

The Board recognizes that the Dodd-Frank legislation enacted in 2010 may, following rule making, require some modification of this policy. The Board intends to review any rules adopted as a result of that legislation and to adopt any modifications to this policy that become required by applicable law.

Availability of Information

As noted above:

•

The Board of Directors has adopted a series of corporate governance documents, including Corporate Governance Guidelines, a Code of Conduct for our employees, a Code of Ethics for Senior Financial Executives and Directors and a Related Party Transaction Policy; and

•	Each standing committee of the Board operates under a written charter that has been approved by the Board.

Each of these documents is available online and can be viewed on our website by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the appropriate document from the list on the web page.

DIRECTOR COMPENSATION

Director Compensation for 2013

The following table sets forth information concerning all compensation of each of our independent directors for their services as a director during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total(2)
G. Walter Loewenbaum, II	$180,000	$99,957	$279,957
William E. Curran	$123,250	$99,957	$223,207
Peter H. Diamandis	$11,511	$127,221	$138,732
Jim D. Kever	$62,750	$99,957	$162,707
Kevin S. Moore	$108,250	$99,957	$208,207
Daniel S. Van Riper	$100,250	$99,957	$200,207
Karen E. Welke	$80,000	$99,957	$179,957

(1)	Represents the grant date fair value of awards (the “Grant Date Fair Value”) made in 2013 under the Directors Stock Plan. Grant Date Fair Value includes awards of 2,064 shares of Common Stock made to directors in office on May 21, 2013 minus the $2.06 purchase price for the shares covered by each award paid by the recipients. Such awards were, as provided for by such Plan, valued based on the closing market price of our Common Stock ($48.43 per share) on May 21, 2013, the date of grant. Also included is an award of 2,700 shares of Common Stock made to Dr. Diamandis who was elected as a director on July 23, 2013. These shares represent an initial grant of 1,000 shares and an interim grant of 1,700 shares in accordance with the terms of the Directors Stock Plan covering awards to new directors. We have accounted for all of such shares in accordance with Accounting Standards Codification Section 718 (“ASC 718”), “Stock Compensation.”

As of December 31, 2013, each of our independent directors then in office had received since the Director Stock Plan’s adoption in 2004 awards on a split-adjusted basis covering 71,911 shares of Common Stock pursuant to this Plan, except for Mr. Van Riper who was first elected to the Board of Directors in 2004 and had received awards on a split-adjusted basis covering 69,880 shares of Common Stock pursuant to this Plan, Mr. Curran who was first elected to the Board on January 24, 2008 and had received awards on a split-adjusted basis covering 41,821 shares of Common Stock pursuant to this Plan, Ms. Welke who was first elected to the Board on May 20, 2008 and had received awards on a split-adjusted basis covering 38,911 shares of Common Stock pursuant to this Plan, and Dr. Diamandis who was first elected to the Board on July 23, 2013, and had received awards covering 2,700 shares of Common Stock pursuant to this Plan. See “Directors Stock Plan” below.

(2)	As of December 31, 2013, none of our independent directors held stock options. See “1996 Non-Employee Directors Stock Option Plan” below.

Directors’ Fees

Director compensation is set by the Board, based upon the recommendation of the Governance Committee. We pay the following cash compensation to directors:

•	Mr. Loewenbaum, as the Chairman of the Board of Directors, receives a fee of $180,000 per annum for serving as Chairman.

•	Independent directors (other than the Chairman of the Board) receive an annual retainer of $50,000 per year.

•	Each member of the Audit Committee (other than its Chairman) receives a $10,000 annual retainer.

•	The Chairman of the Audit Committee receives an annual retainer of $30,000 per year.

•	The Chairs of the Compensation Committee and the Governance Committee each receive a $5,000 annual retainer.

•	The following meeting fees are paid to independent directors other than the Chairman of the Board:

•	A meeting fee of $2,000 for each regular or special Board meeting attended.

•	Members of the Audit Committee receive a fee of $2,000 for each committee meeting attended on a day other than a day on which the Board is holding a regularly scheduled Board meeting.

•

For meetings of other standing committees of the Board, members of those committees receive a fee of $1,500 for each committee meeting attended on a day other than a day on which the Board is holding a regularly scheduled Board meeting.

•

For meetings of any standing committee of the Board attended by a member of such committee on a day on which the Board is holding a regularly scheduled Board meeting, attendees receive 50% of the meeting fee that would otherwise be payable to such director.

•	A director who attends by invitation a meeting of a committee that he or she is not a member of is similarly entitled to receive a meeting fee.

Ms. Welke and Messrs. Curran, Diamandis, Kever, Moore and Van Riper are entitled to receive these cash directors’ fees.

As discussed below, independent directors also participate in the Directors Stock Plan, and, prior to its termination in 2004, certain of them participated in the 1996 Non-Employee Directors Stock Option Plan. Directors are also entitled to be reimbursed for their expenses of attendance at meetings of the Board of Directors or its committees.

Messrs. Reichental and Hull, our other directors, are also executive officers of the Company. Their compensation is described below under “Executive Compensation.”

Directors Stock Plan

The stockholders approved the Directors Stock Plan in May 2004. Under this Plan, each director who is neither one of our officers or employees nor an officer or employee of any of our subsidiaries or affiliates (referred to in the Plan as a “Non-Employee Director”) is eligible to receive grants of Common Stock under the Plan as described below. Of the current directors, Messrs. Curran, Diamandis, Loewenbaum, Kever, Moore and Van Riper and Ms. Welke are entitled to participate in this Plan and to receive stock grants, as follows:

•

Annual Grants.    Upon the adjournment of each annual meeting of the stockholders, each Non-Employee Director who has been elected a director at that annual meeting receives a grant of 3,000 shares of Common Stock.

•

Interim Grants.    Any Non-Employee Director who is first elected a director other than at an annual meeting receives on the date of election a pro rata portion of the annual grant that the director would have received if elected at the preceding annual meeting.

•	Initial Grants. Each newly elected Non-Employee Director receives an initial grant of 1,000 shares of Common Stock when he or she is first elected to the Board.

Notwithstanding the stock grant amounts described above, the Directors Stock Plan limits the value of any award of shares made to an eligible director. Beginning on April 1, 2011, this amount was $50,000 valued on the date of award. Effective February 5, 2013, this amount was increased to $100,000 valued on the date of the award.

As a condition of each award under this Plan, each participant is required to pay an issue price equal to the $0.001 par value per share of Common Stock issued under the Plan, to execute an agreement to hold the shares covered by such grant in accordance with the terms and conditions of the Plan (including without limitation restrictions on transferability provided for in the Plan) and to comply with certain other terms and conditions of the grant. Except in limited circumstances provided for in the Plan, a Non-Employee Director is not permitted to sell, transfer, pledge or otherwise dispose of shares of Common Stock awarded under the Plan as long as (a) the Non-Employee Director remains a director of the Company or (b) a change of control as provided for in the Plan has not occurred. Non-Employee Directors who hold shares of Common Stock under the Plan are entitled to voting rights and any dividends paid with respect to such shares. Shares of Common Stock issued under the Plan are considered to be fully vested when issued.

The Plan authorizes the issuance of up to 600,000 shares of Common Stock for awards under the Plan, subject to further adjustment in the event of changes in the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. At December 31, 2013, 149,955 shares of Common Stock remained available for issuance under this Plan. We record an amount equal to the fair market value of each award on the date of grant less the amount paid by the director for the number of shares awarded as director compensation expense in our accounts as of the date of grant.

The Directors Stock Plan does not prevent the Board of Directors from exercising its authority to approve the payment of additional fees to members of the Board of Directors, to adopt additional plans or arrangements relating to the compensation of directors or to amend the existing cash fees paid to directors.

The number of shares awarded to each Non-Employee Director since the adoption of the Plan in 2004 and their aggregate fair market value at December 31, 2013, the last business day of the year ($92.93 per share), on a split-adjusted basis but without deduction for the purchase price of these shares, is set forth in the following table.

Name	Prior Years	2013	Value at December 31, 2013
G. Walter Loewenbaum, II	69,847	2,064	$6,682,689
William E. Curran	39,757	2,064	$3,886,426
Peter H. Diamandis	0	2,700	$250,911
Jim D. Kever	69,847	2,064	$6,682,689
Kevin S. Moore	69,847	2,064	$6,682,689
Daniel S. Van Riper	67,816	2,064	$6,493,948
Karen E. Welke	36,847	2,064	$3,615,999

Total	353,961	15,084	$34,295,351

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the retention of BDO as our independent registered public accounting firm to examine and report on our financial statements for the year ending December 31, 2014, subject to the ratification of its retention by the stockholders at the Annual Meeting. BDO has examined and reported on our financial statements since 2003, and we consider it to be well qualified.

Valid proxies will be voted on this proposal in accordance with the voting directions specified on the proxy or, if no directions are given, will be voted FOR the proposal to ratify the appointment of BDO as our independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm for 2014.

Fees of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by BDO. BDO did not perform any non-audit services for us in 2013 or 2012.

The following table sets forth the aggregate fees that BDO billed us for professional services rendered for the years ended December 31, 2013 and 2012.

	2013	2012
	(dollars in thousands)
Audit fees(1)	$731	$627
Audit-related fees(2)	36	37

Total	$767	$664

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as fees for services provided in connection with (i) statutory and regulatory filings or engagements, (ii) comfort letters, statutory audits, attest services, consents, assistance with and review of documents filed with the SEC, and (iii) $34,225 in 2013 and $22,200 in 2012 relating to acquisitions, and (iv) any other services that only the audit firm could reasonably provide.

(2)	Audit-related fees consisted primarily of services related to our employee benefit plans.

Report of the Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors, each of whom is independent as defined by the listing standards of the NYSE and is an “audit committee financial expert” as defined in the regulations of the SEC. See “—Audit Committee” above.

Responsibility

The Audit Committee is responsible for providing independent, objective oversight of our financial reporting processes and internal controls.

Management is responsible for our system of internal controls and its financial reporting processes, including the preparation of its financial statements in conformity with United States’ generally accepted accounting principles.

BDO, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing a report based on this audit expressing its opinion as to whether our financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with United States’ generally accepted accounting principles.

The Audit Committee’s responsibility is to review and monitor, in an oversight capacity, the financial reporting and auditing processes. The Audit Committee has relied, without independent verification, on management’s representations that the financial statements are complete, free of material misstatement and prepared in accordance with United States’ generally accepted accounting principles, and on the opinion and representations made by BDO in its report on our financial statements, including its representations that BDO is “independent” and that its audit was performed in accordance with auditing standards generally accepted in the United States. The Audit Committee’s oversight does not provide assurance that management’s and BDO’s opinion and representations referred to above are correct.

2013 Consolidated Financial Statements

In connection with these responsibilities, the Audit Committee met with management and representatives of BDO to review and discuss the audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee discussed with the representatives of BDO the matters required by PCAOB Audit Standard No. 16 (AS 16), which include, among other items, matters relating to the conduct of an audit of our financial statements. The Audit Committee received written disclosures and the letter from BDO required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence, and the Audit Committee discussed with the representatives of BDO that firm’s independence. The Audit Committee also pre-approved the services that BDO was engaged to provide during 2013, noted that BDO was not engaged to provide any non-audit services, evaluated and approved the fees charged for engagements that BDO undertook, and considered whether BDO’s provision of the services that were provided was compatible with maintaining that firm’s independence.

Based upon the Audit Committee’s discussions with management and BDO and the Audit Committee’s review of the representations of management and BDO, the Audit Committee recommended that the Board of Directors approve including the audited consolidated financial statements for the year ended December 31, 2013 in our Annual Report on Form 10-K for that year for filing with the SEC.

Internal Control Audit

For the year ended December 31, 2013, the Audit Committee reviewed and monitored, on an oversight basis, management’s activities undertaken to comply with our internal control evaluation responsibilities under

Section 404 of The Sarbanes-Oxley Act of 2002. In connection with this oversight, the Audit Committee met with management and representatives of BDO to review and discuss management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2013. Management’s assessment is contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee:

      William E. Curran, Chairman

      Kevin S. Moore

      Daniel S. Van Riper

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors values and encourages constructive dialogue on compensation and other topics of concern to our stockholders at any time. Under legislation enacted during 2010, our stockholders are entitled to conduct an advisory vote, sometimes referred to as “say-on-pay,” to approve the compensation that we paid to our named executive officers (“NEOs”) for 2013, which is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. That compensation is described in the Compensation Discussion and Analysis as well as in the Summary Compensation Table and related disclosures, all of which appear below in the section entitled “Executive Compensation.”

As described in that section of this Proxy Statement, we design our executive compensation program, and we pay executive compensation, in order to, among other things, attract, motivate, and retain the key executives who drive our success and industry leadership. Compensation that reflects performance and alignment of that compensation with the interests of long-term stockholders are key principles that underlie our compensation program design.

Our compensation program consists of the following elements:

•	base annual salaries;

•	when earned, incentive awards under our annual incentive programs; and

•	long-term equity compensation under our 2004 Incentive Stock Plan.

As a retirement program, we also maintain a Section 401(k) defined contribution plan that is available to all eligible U.S. employees, and we provide our employees with benefit programs that we believe are reasonable, competitive and consistent with the objectives of our compensation program. Our NEOs are eligible to participate in these programs. As a matter of policy, we do not award personal benefits or perquisites that are unrelated to our business to our NEOs or any other employee.

Our annual incentive compensation programs are designed to provide appropriate incentives toward achieving the objectives of rewarding performance and motivating our executives to attain our strategic objectives. These programs are revised and readopted annually and focus on the achievement of pre-determined corporate financial objectives as well as, for each executive, personal objectives. We place greater emphasis on our financial objectives than on personal objectives, such that 55% of each executive’s annual incentive compensation target is based on the achievement of pre-approved corporate financial objectives with the remainder based on the achievement of personal objectives. As an overriding condition that we apply to each year, a failure to perform in accordance with our Code of Conduct or Code of Ethics may serve as a basis for a participant in this program to not receive an incentive award. We consider this aspect of our incentive compensation program to be consistent with sound principles of corporate governance, and we are pleased that it has not been necessary for us to invoke it with respect to any NEO.

Financial objectives are determined based on our business plan for the year in question. This business plan is developed by management and approved by the Board of Directors. Personal objectives are prepared by each executive in discussions with the CEO and submitted by the CEO to the Compensation Committee for its review and approval. That Committee maintains discretion to adjust performance objectives for extraordinary items and other items as it deems appropriate. A discussion of the manner in which our annual incentive compensation programs have operated in 2013, 2012 and 2011 is set forth in the Compensation Discussion and Analysis, the dollar amounts of incentive compensation awarded to our NEOs in each of those years is set forth in the Summary Compensation Table, and the footnotes and other disclosure related to that Table contain additional information with respect to the compensation of our NEOs.

With respect to long-term equity compensation, the Compensation Committee administers our 2004 Incentive Stock Plan and has granted restricted stock awards under this Plan to the NEOs and other employees both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. This Plan is intended to provide an effective method of motivating performance from key employees, including our NEOs, and of creating an identity of interests in participants with the interests of our stockholders. We expect recipients of awards to retain a substantial portion of the shares awarded to them in order to foster a mutuality of interests with our stockholders, and the failure of a participant to act in accordance with that expectation may adversely affect the decision to make future awards to such participant. Additional discussion of this Plan is set forth in the Compensation Discussion and Analysis below.

The Board of Directors recommends that you indicate your support for our executive compensation for 2013 as described in the Compensation Discussion and Analysis section as well as in the Summary Compensation Table and related disclosures that appear below in the section entitled “Executive Compensation” of this Proxy Statement by adopting the following resolution that will be submitted for a stockholder vote at the 2014 Annual Meeting:

“RESOLVED that the stockholders of 3D Systems Corporation approve, on an advisory basis, the 2013 executive compensation for its named executive officers listed in the Summary Compensation Table included in the Proxy Statement for this Annual Meeting, as disclosed in “Executive Compensation” set forth in such Proxy Statement pursuant to Item 402 of Regulation S-K.”

Shares of Common Stock properly voted at the Annual Meeting by any of the means discussed in this Proxy Statement will be voted FOR the approval of Proposal Three unless you otherwise direct.

Although this vote is only advisory and is non-binding, the Board and the Compensation Committee will review the voting results. To the extent there is any significant negative say-on-pay vote, we plan to consult directly with stockholders who have identified themselves as having concerns with our executive compensation practices or the amount of executive compensation that we pay to better understand the concerns that influenced their vote. The Board and the Compensation Committee would welcome constructive feedback obtained through this process, as well as through stockholder communications made generally, in making future decisions about executive compensation programs.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR this proposal to approve our executive compensation.

EMPLOYEE COMPENSATION AND ATTENDANT RISKS

We maintain a compensation program for all of our employees that is based upon the following objectives:

•	To attract employees, and retain current employees, with the skills and attributes that we need to promote the growth and success of our business;

•	To motivate our employees to achieve our strategic objectives;

•	To reward performance that benefits our goals and objectives;

•	To create an identity of interests between our employees and our stockholders; and

•	To encourage our employees to conduct themselves in accordance with our values and Code of Conduct.

We use the same principles in attracting and retaining our executives.

All of our employees receive either fixed annual salaries or hourly wages for their services. Certain of them, including our executive officers, participate in annual incentive compensation programs that are approved by the Board of Directors or its committees as part of our annual budgeting process, and participants in those programs have fixed incentive compensation targets that are approved in advance. See “Executive Compensation” below. Other employees receive commissions at pre-established rates based on their sales or related customer activities that are intended to provide incentives to their achieving previously approved sales or service objectives.

Our CEO oversees and approves recommendations from the manager to whom each employee reports relating to the compensation of these individuals. After he reviews those recommendations, the CEO modifies each manager’s recommendations as he considers to be appropriate and approves the amount of any annual incentive compensation to be awarded to any employee with respect to the preceding calendar year, determines the amount of any adjustments to be made to the annual compensation of each such individual for the current year, and establishes target incentive bonuses for the current calendar year for each employee. He may also adjust compensation for specific individuals at other times during the year when there are significant changes in the responsibilities of such individuals or under other circumstances that he considers appropriate.

As discussed above under Corporate Governance Matters – Risk Assessment of Compensation Policies and Practices, we believe that there are no substantial risks associated with our compensation practices and that any such risks that do exist are not reasonably likely to result in a material adverse effect on us. We endeavor to manage any of these risks that may arise through our system of internal financial and operational controls and our Board and management oversight processes.

EXECUTIVE COMPENSATION

Our Board of Directors values and encourages constructive dialogue on compensation and other topics of concern to our stockholders at any time. We welcome constructive feedback to our decisions about executive compensation programs as well as any other matter of concern to our stockholders.

Say-on-Pay

At the 2011 Annual Meeting, our stockholders provided an advisory vote on the compensation of our NEOs as required by the Dodd-Frank legislation that was enacted in 2010. We were pleased that 99% of our shares that voted on this proposal voted favorably, and less than one percent of our outstanding shares voted negatively, in that advisory vote. The Compensation Committee considered these results and did not implement changes to our executive compensation program.

At that meeting, an advisory vote was also taken on the frequency with which we will ask our stockholders to provide an advisory vote on our executive pay practices in the future. We were also pleased that a majority of the our shares that voted on this proposal approved a triennial period for say-on-pay votes. Our Board of Directors subsequently adopted a policy to confirm this advisory vote. Accordingly, we are submitting a say-on-pay advisory proposal to our stockholders at the Annual Meeting.

Compensation Discussion and Analysis

We have followed a consistent approach to executive compensation for the past several years, and we plan to continue to do so. This approach is guided by focus on the contributions of our NEOs to the accomplishment of our growth strategy. It is also directed toward continuous improvement in our operating results and profitability.

Financial Review

Our revenue increased by 45.2% in 2013 to $513.4 million from $353.6 million in 2012. This reflected growth in demand for 3D printers and increased demand in several key industries we serve, increased print material sales from a growing installed base, increased software revenue and higher service revenue from Quickparts.

Our gross profit increased by 47.7% to $267.6 million from $181.2 million in 2012 primarily from an increase in sales and our increased gross profit margin printers and other products and materials. Our gross profit margin percentage improved to 52.1% in 2013 from 51.2% in 2012. Gross profit margin benefited from improvements in our cost structure, higher print materials gross profit margin, and the addition of software products, partially offset by increased sales of lower margin on-demand custom parts services and an adverse revenue mix.

Our total operating expenses increased by $66.1 million to $186.7 million in 2013 from $120.6 million in 2012, reflecting higher SG&A expense, primarily due to increased sales and marketing expenses and higher staffing due to our expanding portfolio. The increase also reflected a $20.3 million increase in research and development expenses related to our portfolio expansion and diversification and concentrated and accelerated new products developments.

Our operating income improved by $20.3 million to $80.9 million from $60.6 million in 2012. This was primarily due to higher revenue and the increase in our gross profit noted above, partially offset by higher operating expenses. Our net income in 2013 increased to $44.1 million from $38.9 million in 2012.

A more detailed discussion of our 2013 financial results appears in our 2013 Annual Report on Form 10-K, and we encourage you to review it.

Growth Strategy

Our operating performance is guided by a growth strategy that focuses on the following five strategic growth initiatives:

•	Expand global Quickparts services;

•	Accelerate 3D printer penetration;

•	Grow healthcare solutions revenue;

•	Build 3D consumer and retail products and services; and

•	Reimagine the engineer’s desktop.

We are working to accomplish these initiatives organically and, through opportunistic, selective acquisitions. We expect to be able to support organic growth by leveraging our comprehensive toolkit of solutions in order to sell more products and services to an expanding customer base. As with any growth strategy, there can be no assurance that we will succeed in accomplishing our strategic initiatives.

Expand Global Quickparts Services.

In connection with this initiative, our global custom parts services, which we introduced in October of 2009, grew to $101.1 million of revenue in 2013 from $79.2 million in revenue in 2012.

As a supplement to our 3D printer solutions, we believe growing and expanding our Quickparts services, through organic growth and acquisitions, enables us to impart the latest technology to our customers months or years in advance of their ability to invest in new printers for their own use. We view these services as an opportunity to introduce customers to the newest 3D additive production technologies and to build brand experience and customer loyalty. We also view them as a significant cross-selling and up-selling opportunity from single parts all the way to advanced manufacturing printers.

Accelerate 3D Printer Penetration.

We believe that accelerating 3D printer penetration through channel expansion and new products and enhanced 3D printing materials will provide a growing installed base to enable higher revenue from recurring sales of print materials and services. With this objective in mind, we have developed an extensive portfolio of 3D printers.

We are continuing to expand our reseller channel for our 3D printers and to train our resellers to perform installation and service for those printers. In 2013, revenue from the sale of printers was $207.1 million, or 40.3% of our total revenue, compared to $121.2 million or 34.3% of revenue, in 2012.

Grow Healthcare Solutions Revenue.

We believe that, by leveraging our rapid manufacturing core competencies in healthcare solutions applications and expanding into new applications, we can increase revenue within this marketplace. Healthcare solutions revenue includes the related sales of printers, print materials and services for hearing aid, dental, medical device and other health-related applications. In 2013, healthcare revenue was $71.7 million, or 14.0% of our total revenue, compared to $49.3 million or 14.0% of revenue, in 2012.

Build 3D Consumer and Retail Products and Services.

We believe that the affordability of our personal printers makes 3D consumer content critical to accelerated adoption. Recognizing the opportunity to deliver 3D content to an expanded audience, we have begun work to identify the tools and services required to deliver 3D content to consumers. We believe that the creation and expansion of a consumer ecosystem, including content, products and services, could make affordable 3D printers more widely adopted and used. We expect to build this capability through a combination of internal developments and acquisitions. In 2013, consumer solutions revenue was $34.8 million, or 6.8% of our total revenue, compared to $11.4 million or 3.2% of revenue, in 2012.

Reimagine the Engineer’s Desktop

We believe that by providing an integrated 3D authoring solutions platform, including software, perceptual devices and tools to combine, capture, mesh, surface, model and measure, we will be able to continue to expand the applications and utilization of 3D printing, enabling seamless integration throughout the design and manufacturing processes. During 2013, we continued to build this platform through a combination of internal developments and acquisitions. In 2013, software revenue was $20.6 million, or 4.0% of our total revenue, compared to $4.6 million or 1.3% of revenue, in 2012.

Our Executive Compensation Philosophy

With these objectives and accomplishments in mind, our compensation program continues to consist of the following principal elements:

•	base annual salaries;

•	when earned, incentive awards under our annual incentive programs; and

•	long-term equity compensation under our 2004 Incentive Stock Plan.

The Compensation Committee of the Board of Directors is responsible for setting the compensation of all executive officers, including the NEOs. It is also responsible for setting the compensation of any other employees of the Company or our subsidiaries who report directly to our CEO or have base annual salaries of $300,000 or more. For additional information about the responsibilities of this Committee, see “—Compensation Committee” above.

The compensation we pay to employees is generally subject to the same principles and guidelines that apply to our executive compensation program. Nevertheless, the following is a discussion and analysis of the material elements of our compensation program as it relates to the NEOs.

This discussion focuses on the following elements of our executive compensation program:

•	the objectives of the program, including the results and behaviors the program is designed to reward;

•	the process used to determine executive compensation;

•	each element of compensation;

•	the reasons why the Committee chooses to pay each element;

•	how the Committee determines the amount of or the formula used for each element; and

•	how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

This discussion is accompanied by disclosure of the compensation that we paid to our NEOs during 2013, 2012 and 2011 and that we expect to pay in 2014. We are providing this information to help you understand the

Summary Compensation Table that appears below and its related disclosures as well as the performance objectives that our executive compensation program is designed to compensate.

Determining Executive Compensation

The Compensation Committee reviews the NEOs’ compensation during the first quarter of each year. The purpose of this annual review is:

•	To determine the amount of any annual incentive compensation to be awarded to each NEO for the preceding calendar year;

•	To determine any adjustments to be made to the annual salary of each NEO for the current year; and

•	To approve our incentive compensation program for the current year and establish target incentive bonuses for the current calendar year for each of the NEOs.

As part of this review, our CEO gives the Compensation Committee his recommendation for incentive compensation awards for the prior year, salary adjustments for the current year and target incentive bonuses for the current year for each other NEO. The Committee reviews those recommendations and modifies them to the extent it considers appropriate. As part of this process, the Committee approves the amount of any annual incentive compensation to be awarded to each individual with respect to the preceding calendar year, determines the amount of any adjustments to be made to the annual salary of each such individual for the current year, approves the terms of our incentive compensation program for the current calendar year, and establishes target incentive bonuses for the current year for each of our NEOs and each other individual whose compensation it oversees. The Committee may also adjust compensation for specific individuals at other times during any year when there are significant changes in the responsibilities of such individuals or under other circumstances that the Committee considers appropriate.

Our CEO’s compensation is determined under similar principles but follows a different process. This process is designed to comply with applicable law and listing requirements under which, after discussing his self-evaluation with him and receiving the views of other independent directors, the Compensation Committee evaluates his performance, reviews the Committee’s evaluation with him, and, based on that evaluation and review, determines his compensation and performance and personal annual incentive objectives. Consistent with the listing standards of the NYSE, our CEO is excused from meetings of the Committee during voting or deliberations regarding his compensation.

Elements of Executive Compensation

In reviewing base annual salaries and target annual incentive awards for each NEO, the Committee also reviews each executive’s compensation history with the Company and prior equity awards or grants. The Committee is guided by its own judgment and those sources of information (including, when deemed appropriate, compensation surveys) that the Committee considers relevant. Neither we nor the Committee currently retain or use executive compensation consultants nor do we make compensation decisions by reference to any peer group of companies, whether defined by us or defined by any third party.

The Committee believes that the prudent use of discretion in determining compensation will generally be in our best interests and those of our stockholders. Accordingly, the Committee does not rely exclusively upon fixed formulas and, from time to time in exercising its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving our objectives.

The Committee also seeks to strike a balance that it considers to be appropriate in its discretion between fixed elements of compensation, such as base salaries, and variable performance-based elements represented by annual incentive awards and long-term equity compensation. As a general matter, the Committee believes that our executives should have at least 20% of their annual compensation opportunity at risk under variable performance-based elements of our incentive compensation program, including in particular our annual incentive program. In most cases, the portion of our NEOs’ compensation opportunity that is at risk in any year exceeds that level. See, e.g., “—2013 Incentive Compensation Program” below.

Base Salaries

We pay annual salaries to provide executives with a base level of monthly compensation. Salaries are also designed to help achieve our objectives of attracting and retaining executive talent, maintaining their standard of living and rewarding performance and responsibility. Adjustments to base salaries are based principally on the responsibilities of the executives, the Committee’s evaluation of the market demand for executives with similar capability and experience, and our corporate performance and the performance of each executive in relation to our strategic objectives.

Annual Incentive Program

Our annual incentive compensation program is designed to provide appropriate incentives to reward performance and motivate our executives, including the NEOs, to attain our strategic objectives.

This program is revised and readopted annually, is designed with our strategic objectives in mind, and focuses partly on the achievement of pre-determined corporate financial objectives and partly, for each NEO, on personal objectives. Generally, 55% of each executive’s annual incentive compensation target is based on the achievement of pre-approved corporate financial objectives with the remainder based on the achievement of personal objectives. We record an accrual of the amount of incentive compensation that we expect to pay over the course of each year and modify that accrual as circumstances change.

As an overriding condition, a failure to perform in accordance with our Code of Conduct or Code of Ethics may serve as a basis for a participant in this program to not receive an incentive award. We consider this aspect of our incentive compensation program to be consistent with sound principles of corporate governance, and we are pleased that it has not been necessary for us to invoke it with respect to any NEO.

Financial objectives are determined based on our business plan for the year in question. This business plan is developed by management and approved by the Board of Directors. Personal objectives are prepared by each NEO in discussions with the CEO and submitted by the CEO to the Committee for its review and approval. The Committee maintains discretion to adjust performance objectives for extraordinary items and other items as it deems appropriate.

With respect to financial measures, 100% of each NEO’s bonus related to each financial measure would generally be deemed to have been earned if the target for that financial measure is fully achieved, and under certain circumstances the Compensation Committee may determine that an NEO’s bonus related to a financial measure has been more than fully earned, and as a consequence increased, if the target for that financial measure is more than fully achieved.

For 2013, 2012 and 2011, for example, 25% of each NEO’s target incentive award was based on our achievement of a budgeted level of diluted earnings per share in excess of that which we achieved for the preceding year. An additional 30% was based on our achievement of a budgeted level of cash and cash equivalents at year-end that was also in excess of that which we achieved for the preceding year. We exceeded both of these financial targets in 2012 and we made incentive awards for the attainment of these objectives for 2012. We failed to achieve both of these financial targets in 2013 and 2011 and, therefore as discussed below, we made no incentive awards relating to these targets for 2013 or 2011. However, we did make incentive awards with respect to personal achievements in 2011 and 2013 that are shown in the Summary Compensation Table. The Summary Compensation Table includes in the Non-Equity Incentive Plan Compensation column the amount awarded to each NEO for the year in question.

In each year, the remaining 45% was based on the individual’s attainment of his or her pre-approved individual objectives. The Committee considers both quantitative and qualitative factors in determining the extent to which the financial and personal targets and objectives have been achieved, and credit may be awarded for the partial attainment of these objectives.

Individual objectives, which are revised annually and approved by the Committee, relate to matters such as the individual’s execution of projects that fall within our strategic objectives, timely completion of specified projects within budget, enhancements to sales and service productivity and other matters involved in our annual budget and business plans. The types and relative importance of an executive’s individual performance objectives varies from year to year depending on the executive’s areas of responsibility. We made awards to the NEOs with respect to the attainment of these objectives for 2013, 2012 and 2011, as shown in the Summary Compensation Table.

As part of its goal-setting process, the Committee establishes current-year target incentive awards for each NEO with the following principles in mind:

•

Targets are used to determine the amount of any annual incentive that an NEO can expect to receive if we achieve our financial objectives for the year in question and such NEO achieves his or her personal objectives for that year. In setting these target incentive awards, the Committee considers each NEO’s level of responsibility and the recommendations of our CEO.

•

Target incentive awards are set at levels that are designed to link a substantial portion of each NEO’s total annual compensation opportunity to attaining the corporate and personal objectives applicable to the year in question. As noted above, in general, more than 20% and in most cases at least one-third of each NEO’s annual compensation opportunity is at risk. See “—Grants of Plan Based Awards in 2013” below for a summary of target incentive awards for the NEOs applicable to 2013.

•	No minimum awards are guaranteed to NEOs. The threshold amounts under our annual incentive programs are zero.

•	Base target amounts represent the incentive awards that may be awarded assuming achievement of 100% of the pre-determined financial and individual objectives.

•

Maximum amounts represent the maximum amount that may generally be awarded to each NEO under the program for the year in question. In most cases, these are the same as the base target amounts, but as noted above the Committee reserves discretion to increase awards for performance that it considers to be exemplary.

For a discussion of bonus awards made for 2013, see the discussion below at “—2013 Incentive Compensation Program.” We have also included a discussion of 2014 targets under “—2014 Incentive Compensation Program” below.

Long-Term Equity Compensation

The Committee administers our 2004 Incentive Stock Plan. Under this Plan, the Committee is authorized to grant restricted stock awards, stock options and other awards that are provided for under the Plan to such of our employees and employees of our subsidiaries as the Committee determines to be eligible for awards. Awards granted to a participant are based upon a number of factors, including the recipient’s position, salary and performance as well as our overall corporate performance.

The 2004 Incentive Stock Plan is intended to provide an effective method of motivating performance from key employees, including our NEOs, and of creating an identity of interests in participants with the interests of our stockholders. Awards are made under this Plan as long-term incentive compensation to NEOs and other key employees when the Committee feels such awards are appropriate. We expect that participants who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders, and the failure of a participant to act in accordance with that expectation may adversely affect the decision to make future awards to such participant.

The Committee makes awards under this Plan both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. The Committee does not follow the practice of making annual or other periodic awards to participants who are determined to be eligible to participate in the Plan. However, the Committee periodically reviews the stock ownership of key employees and, when it deems appropriate, makes awards under the Plan to reflect the contributions of those participants to specific corporate achievements and to provide motivation toward achieving strategic objectives.

As a matter of practice adopted by the Compensation Committee, all awards made under this Plan through the date of this Proxy Statement have been restricted stock awards.

Restricted stock awards made under this Plan require the recipient to pay $1.00 for each share of Common Stock granted (but not more than 10% of the fair market value of the Common Stock on the date of grant) and are subject to an option in our favor for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to their per share issue price. We can exercise this option only upon the termination of an employee’s employment during the vesting period other than as a result of death or total disability. Such option terminates upon the occurrence of any of the events related to a change of control as specified in the Plan.

Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while our option to repurchase the shares remains in effect. The compensation associated with these awards is expensed over the vesting period, shares covered by these awards are considered outstanding upon issuance following the acceptance of each award for the purpose of calculating diluted earnings per common share, and holders of shares issued pursuant to such awards are entitled to vote such shares and to receive any dividends declared in respect of our Common Stock.

With our strategic growth initiatives in mind, at a meeting on November 18, 2013, and pursuant to a subsequent Unanimous Written Consent on December 5, 2013, the Compensation Committee made restricted stock awards under the 2004 Incentive Stock Plan to a number of employees, including certain of the NEOs, to reflect the contributions that those individuals have made to the improvement in our operations and financial condition, to provide motivation toward achieving our future strategic objectives and to further align the interests of those individuals with our stockholders. The awards made to these NEOs were as follows:

Name	Number of Shares	Grant Date Fair Value
Abraham N. Reichental	125,000	$9,481,250
Damon J. Gregoire	60,000	4,836,000
Kevin P. McAlea	15,000	1,209,000
Charles W. Hull	30,000	2,418,000
Cathy L. Lewis	15,000	1,209,000

Total	245,000	$19,153,250

During 2012 and 2011, the Committee also made restricted stock awards under the 2004 Incentive Stock Plan to a number of employees, including certain of the NEOs. See “Summary Compensation Table” below for information concerning those awards that were made to the NEOs.

2013 Incentive Compensation Program

Consistent with the principles discussed above, at its meeting on February 19, 2013, the Compensation Committee approved an annual incentive program for 2013 and granted salary increases effective April 1, 2013.

The 2013 target incentive awards for the NEOs were set as follows:

•

for Mr. Reichental, in accordance with the terms of his employment agreement, a base target of 100% of his 2013 annual base salary, discussed below, with a maximum potential incentive award equal to 200% of his annual base salary;

•	for Mr. Gregoire, a base and maximum target of 50% of his 2013 base annual salary;

•	for Mr. McAlea, a base and maximum target of approximately 36% of his 2013 base annual salary;

•	for Mr. Hull, a base and maximum target of approximately 33% of his 2013 base annual salary; and

•	for Ms. Lewis, a base and maximum target of approximately 50% of her 2013 base salary.

The range of these target incentive awards is presented in the section titled “—Grants of Plan-Based Awards in 2013” below.

The performance objectives established for the 2013 annual incentive program were as follows:

•

25% of each NEO’s base target incentive award was based on the achievement of our budgeted level of non-GAAP diluted earnings per share as approved by the Board of Directors, which was in excess of the $1.25 per share that we achieved in 2012;

•

30% of each NEO’s base target incentive award was based on the achievement of our budgeted level of cash and cash equivalents at the end of 2013 as approved by the Board of Directors, which was in excess of our adjusted $155.8 million of cash and cash equivalents at the end of 2012; and

•	the 45% remainder was based upon the achievement of personal objectives for each NEO that were approved by the Compensation Committee.

On March 11, 2014, the Compensation Committee completed its annual compensation review of the NEOs. After reviewing our financial results for 2013 and the NEOs performance of their individual performance objectives for 2013, the Committee made incentive compensation awards to the NEOs that are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table set forth below. As noted above, incentive awards were not made respecting the company’s targeted financial objectives since those objectives were not achieved in 2013. These incentive awards were as follows:

•	a $724,500 cash award to Mr. Reichental, representing achievement of 100% of the personal portion of his maximum incentive award, and 45% of his overall maximum incentive award for 2013.

In making this award, the Compensation Committee considered Mr. Reichental’s effective conception, expansion and execution of the Company’s successful growth strategy through its five initiatives resulting in record growth from his leadership in the development of a record number of new products, expanded global reach as well as his effective leadership in strategic acquisition opportunities and their successful integration.

Mr. Reichental chose to decline his 2013 incentive compensation award. He suggested that the Compensation Committee consider contributing such cash award to a special bonus to reward certain incentive-eligible, non-officer employees whose own incentive compensation was significantly reduced by the determination that incentive awards related to the company’s targeted financial objectives were not achieved and consequently would not be paid for 2013. Upon consideration, the Compensation Committee approved a special bonus comprised of cash and restricted stock to recognize the significant contributions made by these employees toward advancing the company’s strategic initiatives in 2013.

•	a $78,000 cash award to Mr. Gregoire, representing achievement of 87% of the personal portion of his base target incentive award, and 39% of his overall base target incentive award for 2013.

In making this award, the Compensation Committee considered Mr. Gregoire’s overall financial leadership role in the Company, as well as his key operating role, his significant contributions to the Company’s expanding gross profit margins, and his decisive execution of strategic acquisition opportunities and their effective integration.

•	a $49,896 cash award to Mr. McAlea representing achievement of 93% of the personal portion of his base target incentive award, and 42% of his overall base target incentive award for 2013.

In making this award, the Compensation Committee considered Mr. McAlea’s contributions to its overall strategic direction, geographic expansion, revenue generation and in integrating and growing the Company’s healthcare solutions and direct metals businesses.

•	a $44,402 cash award to Mr. Hull, representing achievement of 87% of the personal portion of his base target incentive award, and 39% of his overall base target incentive award for 2013.

In making this award, the Compensation Committee considered Mr. Hull’s overall technology leadership of the Company and his cutting edge work on significant advanced research, developing new technology engines and managing the Company’s growing intellectual property portfolio.

•	a $54,600 cash award to Ms. Lewis, representing achievement of 93% of the personal portion of her base target incentive award, and 42% of her overall base target incentive award for 2013.

In making this award, the Compensation Committee considered Ms. Lewis’ contributions to the Company’s growth through effective global branding, expanding demand generation, stepped up marketing campaigns, and increased public relations presence.

2014 Incentive Compensation Program

At its meeting on March 11, 2014, the Compensation Committee also approved an annual incentive program for 2014.

The 2014 target incentive awards established at that meeting for the NEOs are as follows:

•

for Mr. Reichental, in accordance with the terms of his employment agreement, a base target of 100% of his 2014 annual base salary, discussed below, with a maximum potential incentive award equal to 200% of his annual base salary;

•	for Mr. Gregoire, a base and maximum target of 50% of his 2014 base annual salary;

•	for Mr. McAlea, a base and maximum target of approximately 40% of his 2014 base annual salary;

•	for Mr. Hull, a base and maximum target of approximately 50% of his 2014 base annual salary; and

•	for Ms. Lewis, a base and maximum target of approximately 50% of her 2014 base annual salary.

The range of these 2014 target incentive awards is presented in the following table:

	Estimated Future Payouts Under 2014 Incentive Compensation Plan
Name	Threshold	Base Target	Maximum
Abraham N. Reichental	$—	$885,500	$1,771,000
Damon J. Gregoire	—	207,500	207,500
Kevin P. McAlea	—	138,000	138,000
Charles W. Hull	—	180,000	180,000
Cathy L. Lewis	—	137,500	137,500

Mr. Gregoire’s target incentive award for 2014 is subject to reduction from the base target and maximum described above pursuant to the terms of the transition agreement that we entered into with him on March 28, 2014 as discussed below under “Employment and Other Agreements with NEOs.”

The performance objectives established for the 2014 annual incentive program are as follows:

•	25% of each NEO’s base target incentive award will be based on the achievement of a budgeted level of annual revenue;

•	15% of each NEO’s base target incentive award will be based on the achievement of a budgeted level of annual gross profit margin;

•	15% of each NEO’s base target incentive award will be based on the achievement of a budgeted level of GAAP diluted earnings per share; and

•	the 45% remainder will be based upon the achievement of personal objectives for each NEO that have been approved by the Compensation Committee.

The Committee also granted the following salary increases to the NEOs, effective April 1, 2014, as follows:

•	a 10% increase in Mr. Reichental’s base salary to $885,500.

•

a 3.75% increase in Mr. Gregoire’s base salary to $415,000. Mr. Gregoire’s base salary is subject to reduction to $300,000 pursuant to the terms of the transition agreement that we entered into with him on March 28, 2014 as discussed below under “Employment and Other Agreements with NEOs.”

•	a 4.55% increase in Mr. McAlea’s base salary to $345,000.

•	a 4.35% increase in Mr. Hull’s base salary to $360,000.

•	a 5.77% increase in Ms. Lewis’ base salary to $275,000.

Other Compensation Matters

Benefits and Perquisites

We provide our employees, including the NEOs, with a benefit program that we believe is reasonable, competitive and consistent with the objectives of our compensation program. As a matter of policy, the Committee does not award personal benefits or perquisites to our NEOs that are unrelated to our business. However, under certain circumstances discussed below, the Committee has approved certain personal benefits or perquisites that are either provided to an NEO by contract or that it deemed to be in our interests in order to induce executives to maintain employment with us. Those amounts are reported in the Summary Compensation Table. All other perquisites for the NEOs amount to less than $10,000 per person.

Our executives, including the NEOs, are eligible to participate in specified employee benefit programs, which include a group insurance program providing group health, dental, vision, life and long-term disability insurance. Other benefits include a Section 401(k) plan, flexible spending accounts, sick leave, holiday time and vacation time.

Payments and Benefits Upon Termination or Change of Control

Our CEO is entitled under his employment agreement to severance payments in connection with the occurrence of certain events, including non-renewal of that employment agreement, his death, and termination of his employment by us without cause. We negotiated these provisions, and the Board of Directors approved them, when Mr. Reichental was hired in 2003.

While not triggering severance payments, other events such as a “change of control” may result in our becoming obligated to otherwise compensate executives through the early vesting of unvested shares of restricted stock or other equity compensation awards that we may make under our 2004 Incentive Stock Plan. For example, a “change in control” is defined under that Plan as an event that has the effect of:

•	our being merged or consolidated with another corporation or entity such that less than 70% of the voting securities of the resulting entity are owned by our former stockholders;

•	our selling all or substantially all of our assets;

•	any person becoming the beneficial owner of 30% or more of the voting power of our outstanding securities;

•	as the result of a solicitation under Rule 14a-11 of the Exchange Act, one or more persons not recommended by one third or more of our Board of Directors being elected to our Board of Directors; or

•	our becoming subject to dissolution or liquidation.

We do not currently anticipate that any of these events will occur in the foreseeable future.

We have also entered into:

•	an arrangement with Mr. Hull, pursuant to which he will become a consultant for a period of four years after his retirement; and

•	a severance arrangement with Mr. McAlea, pursuant to which he would become entitled to severance payments if his employment is terminated other than for cause.

In addition, any share of restricted stock granted to an NEO, as well as other recipients of restricted stock awards, under the 2004 Incentive Stock Plan will no longer be subject to our option to repurchase that share, as described above, if the recipient leaves our employ due to death or disability or in the event of a change in control.

For additional information regarding each of the foregoing arrangements, see “—Employment and Other Agreements with NEOs” below.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we are generally not entitled to deduct for federal income tax purposes non-performance-based compensation paid to our NEOs to the extent that any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation.

Certain of the compensation that we pay to our NEOs may be considered to be non-performance based compensation, and in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executives in a manner designed to promote our corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Stock Performance

While some people consider stock performance to be a significant factor in compensation decisions, we generally consider matters such as total return to our stockholders but we do not consider stock performance as a controlling factor in making compensation decisions. Short-term movements in our stock price and total return to stockholders as reflected in the performance of our stock price are subject to factors, including factors affecting the securities markets generally, that are unrelated to our performance.

Our priorities and the priorities of our management are centered on achieving our strategic objectives, meeting customer needs, new product development, building cash flow, identifying, completing and successfully integrating strategic investments, and promoting operational excellence and innovation in the pursuit of our business. The pursuit of such longer range objectives is not necessarily consistent with producing short-term results to increase our stock price or stockholder return, but we believe that pursuing these longer range objectives should, as we believe was the case in 2013, result in performance that is more likely to maximize total return to our stockholders over time.

Since our executive compensation is based upon factors relating to our growth and profitability and the performance of our business as well as the contributions of each of our executives to achieving our objectives, we believe that we have provided appropriate incentives to align management’s interests with our long-term growth and development and the interests of our stockholders. We also believe that there are many ways in which our executives contribute to building a successful company. While our financial statements and stock price reflect the results of some of those efforts, many long-term strategic decisions made in pursuing our growth and development may have little visible impact on our stock price in the short term.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” in relation to the requirements set forth in Item 402(b) of Regulation S-K for a Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee:

      Karen E. Welke, Chair

      G. Walter Lowenbaum, II

      Daniel S. Van Riper

Summary Compensation Table

The following table sets forth information concerning all compensation paid to the NEOs for services provided to us in all capacities for each of the three years in the period ended December 31, 2013.

The Summary Compensation Table sets forth the total compensation during 2013, 2012 and 2011 paid to or earned by each of the NEOs. That compensation is explained above.

We have included Notes to this Table to explain various items of compensation in the Table. We also call your attention to the following general matters affecting the Table:

1. Salary is the gross amount of salary paid to each NEO in the year concerned before any deductions or exclusions.

2. Bonus is the gross amount of cash bonus amounts paid to each NEO in the year concerned before any deductions or exclusions. This bonus amount is separate and distinct from any awards with respect to Non-Equity Incentive Plan Compensation. For 2012, these amount included a special bonus paid to the NEOs in connection with certain acquisition activities including the Z Corporation and Vidar transaction.

3. The dollar amounts in the column labeled “Restricted Stock Awards” are the Grant Date Fair Value of awards that we made in 2013, 2012 and 2011, respectively, in accordance with ASC 718, formerly Statement of Financial Accounting Standards No. 123(R), and are presented after deducting the amount paid for each award in accordance with our 2004 Incentive Stock Plan. Each of those awards was a restricted stock award made under our 2004 Incentive Stock Plan. This Plan requires that each recipient pay the lesser of $1.00 per share and 10% of the fair market value of the shares covered by the award at the time the award is made. Each recipient paid $1.00 for each share of Common Stock covered by such recipient’s award in 2013, 2012 and 2011. The shares covered by each award are subject to forfeiture if the recipient leaves our employ before the third anniversary of the date of the award other than as a result of death or disability. See “—Long-Term Equity Compensation” above.

4. With respect to Non-Equity Incentive Plan Compensation, each of the NEOs participates in the annual incentive program described above that provides for an annual target incentive award that is approved by the Compensation Committee. This column shows the amount that was awarded to each NEO for the year concerned. See “Executive Compensation” above.

5. As discussed above, the NEOs also participate in employee benefit programs that we provide to our employees generally. “All Other Compensation” in the table below does not include our cost of providing benefits that are generally available to all of our employees on a non-discriminatory basis or perquisites or personal benefits where the aggregate amount of such perquisites and personal benefits is less than $10,000 for a particular NEO.

6. Total Compensation for each year equals the sum of the items set forth in each column of the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Abraham N. Reichental	2013	$791,982	$—	$9,356,250	$724,500	$25,751	$10,898,483
President and Chief Executive	2012	743,546	600,000	4,424,000	1,140,000	32,984	6,940,530
Officer	2011	681,250	—	1,563,000	450,000	33,788	2,728,038
Damon J. Gregoire	2013	389,276	—	4,776,000	78,000	—	5,243,276
Senior Vice President and Chief	2012	351,923	200,000	2,654,400	180,000	—	3,386,323
Financial Officer	2011	322,500	—	937,800	75,000	—	1,335,300
Kevin P. McAlea	2013	326,994	—	1,194,000	49,896	80,930	1,651,820
Senior Vice President and	2012	314,615	30,000	1,327,200	92,000	12,028	1,775,843
Chief Impact Officer	2011	296,250	—	468,900	50,000	—	815,150
Charles W. Hull	2013	340,961	—	2,388,000	44,402	—	2,773,363
Executive Vice President, Chief	2012	324,615	20,000	884,800	81,400	—	1,310,815
Technology Officer	2011	307,500	—	312,600	50,000	—	670,100
Cathy L. Lewis	2013	257,308	—	1,194,000	54,600	6,330	1,512,238
Vice President and Chief	2012	245,961	17,000	575,120	115,000	11,604	964,685
Marketing Officer	2011	232,346	—	158,350	53,000	—	443,696

(1)	On November 18, 2013 and December 5, 2013, the Compensation Committee made the following restricted stock awards under the 2004 Incentive Stock Plan.

Name	Nov. 18, 2013 Shares Granted	Dec. 5, 2013 Shares Granted
Abraham N. Reichental	—	125,000
Damon J. Gregoire	60,000
Kevin P. McAlea	15,000
Charles W. Hull	30,000
Cathy L. Lewis	15,000	—

Total	120,000	125,000

Subject to the terms of the Plan, these awards will vest in accordance with their terms on November 18, 2016, and December 5, 2016, respectively. The Grant Date Fair Value of these shares is based on the $80.60 per share closing price with respect to the shares awarded on November 18, 2013 and $75.85 per share closing price with respect to the shares awarded on December 5, 2013. See “—Long-Term Equity Compensation” above.

On November 27, 2012, the Compensation Committee made the following restricted stock awards on a split-adjusted basis under the 2004 Incentive Stock Plan.

Name	Nov. 27, 2012 Shares Granted
Abraham N. Reichental	150,000
Damon J. Gregoire	90,000
Kevin P. McAlea	45,000
Charles W. Hull	30,000
Cathy L. Lewis	19,500

Total	334,500

Subject to the terms of the Plan, these awards will vest in accordance with their terms on November 27, 2015. The Grant Date Fair Value of these shares is based on the $30.16 per share closing price on November 27, 2012 on a split-adjusted basis. See “—Long-Term Equity Compensation” above.

On February 8, 2011 and November 15, 2011, the Compensation Committee made the following restricted stock awards on a split-adjusted basis under the 2004 Incentive Stock Plan.

Name	Feb. 8, 2011 Shares Granted	Nov. 15, 2011 Shares Granted
Abraham N. Reichental	—	150,000
Damon J. Gregoire	—	90,000
Kevin P. McAlea	—	45,000
Charles W. Hull	—	30,000
Cathy L. Lewis	15,000	—

Total	15,000	315,000

Subject to the terms of the Plan, these awards will vest in accordance with their terms on February 8, 2014 and November 15, 2014. The Grant Date Fair Value of the shares is based on the $10.56 per share closing price with respect to the shares awarded on February 8, 2011 and the $11.09 per share closing price on November 15, 2011, each on a split-adjusted basis. See “—Long-Term Equity Compensation” above.

(2)	On March 11, 2014, the Compensation Committee approved the annual cash incentive awards for 2013 to the NEOs that are shown in the table above as Non-Equity Incentive Plan Compensation. See “—2013 Incentive Compensation Program” above. As described previously, Mr. Reichental declined his cash award determined by the Compensation Committee to be $724,500. However, because the award was granted in February 2013 and earned during the year, the award is shown in the table.

On February 19, 2013, the Compensation Committee approved the annual cash incentive awards for 2012 to the NEOs that are shown in the table above as Non-Equity Incentive Plan Compensation.

On March 6, 2012, the Compensation Committee approved the annual cash incentive awards for 2011 to the NEOs that are shown in the table above as Non-Equity Incentive Plan Compensation.

(3)	Mr. Reichental’s other compensation includes amounts that, in accordance with the terms of his employment agreement, we paid for living expenses and costs for an automobile that we provide for his general use. The living expenses relate to residences that he maintained in the Rock Hill, South Carolina area, away from his primary residence. Such items, certain of which included income tax reimbursements, were as follows in each year:

	2013	2012	2011
Living expenses	$20,818	$21,597	$22,466
Automobile expenses	4,933	11,387	11,322

Total	$25,751	$32,984	$33,788

For additional information concerning his compensation, see “—Employment and Other Agreements with NEOs” below.

Mr. McAlea’s other compensation includes amounts paid to Mr. McAlea in connection with relocation.

Ms. Lewis’ other compensation includes amounts paid to Ms. Lewis in connection with relocation.

Grants of Plan-Based Awards in 2013

The following table sets forth information with respect to plan-based awards granted in 2013, including the amounts of target incentive awards established for each of the NEOs under the 2013 incentive compensation program that the Compensation Committee established on February 19, 2013. The threshold amounts are zero because no minimum awards are guaranteed to NEOs under this program.

In the case of Mr. Reichental, the base target amount represents the incentive award that could have been awarded assuming achievement of 100% of the pre-determined financial and individual performance objectives for 2013 and the maximum amount represents the maximum amount that could have been awarded assuming achievement of 200% or greater of the financial performance measures and individual performance measures for 2013 as provided in his employment agreement. In the case of Messrs. Gregoire, Hull and McAlea and Ms. Lewis, the base target and maximum amounts represent the incentive awards that could have been awarded assuming achievement of 100% of the pre-determined financial and individual performance objectives for 2013. See “—2013 Incentive Compensation Program” above.

The dollar amounts in the column labeled “Grant Date Fair Value of Stock Awards” are the grant date fair value of the awards in accordance with ASC 718 and are presented before deducting the amount paid for each award in accordance with our 2004 Incentive Stock Plan.

			Estimated 2013 Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name	Incentive Plan	Grant Date	Threshold	Base Target	Maximum
Abraham N. Reichental	2013 Incentive Compensation Program	2/19/13	$—	$805,000	$1,610,000
	2004 Incentive Stock Plan	12/5/13				125,000	$9,481,250
Damon J. Gregoire	2013 Incentive Compensation Program	2/19/13	—	200,000	200,000
	2004 Incentive Stock Plan	11/18/13				60,000	4,836,000
Kevin P. McAlea	2013 Incentive Compensation Program	2/19/13	—	118,800	118,800
	2004 Incentive Stock Plan	11/18/13				15,000	1,209,000
Charles W. Hull	2013 Incentive Compensation Program	2/19/13	—	113,850	113,850
	2004 Incentive Stock Plan	11/18/13				30,000	2,418,000
Cathy L. Lewis.	2013 Incentive Compensation Program	2/19/13	—	130,000	130,000
	2004 Incentive Stock Plan	11/18/13				15,000	1,209,000

Employment and Other Agreements with NEOs

Abraham N. Reichental

Mr. Reichental became President and CEO and a member of the Board of Directors effective September 19, 2003, and we entered into an employment agreement with him on that date. Pursuant to this agreement, he is entitled to an annual base salary of at least $450,000 per year, subject to increase at the discretion of the Compensation Committee of the Board of Directors. His current annual base salary is $805,000 and will be increased to $885,500 effective April 1, 2014.

In addition to standard employee benefits, under the terms of his employment agreement, as amended, he is also entitled to participate in our annual incentive program, with a target annual incentive award of 100% of his base annual salary with a maximum target incentive award of 200% of his base annual salary, subject to the attainment of the performance objectives set forth in our annual incentive program. He is also entitled to be reimbursed for certain relocation and living expenses.

His employment agreement is renewable automatically for succeeding terms of one year on each September 19, unless either party gives written notice of an intent not to renew. If we give notice to him of our intention not to renew the employment agreement, or if his employment is terminated by reason of death or by us without cause (“cause” being defined as conduct involving moral turpitude or gross or habitual neglect of duties during the term of the agreement), he or his estate will be entitled to receive the following severance benefits:

•	the same health and disability benefits as he receives under the employment agreement for two years or until he obtains other employment providing for these benefits; and

•

two years of his then current base salary, in the total sum of at least $1,610,000 (based on his salary in effect at December 31, 2013), together with an incentive award with respect to the year of termination equal to a pro rata amount of the incentive award which he would have received for that year based on our annualized performance up to the date of termination.

In addition, he has been granted restricted stock under our 2004 Incentive Stock Plan. The shares of restricted stock granted under the 2004 Incentive Stock Plan are subject to an option in our favor for three years after they are awarded to repurchase them for the lesser of $1.00 per share and 10% of their fair market value on the date of grant. This option does not apply, however, if participants under the Plan leave our employ as a result of death or disability, and it will terminate in the event of a “change in control” (as defined in the 2004 Incentive Stock Plan).

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Reichental under his employment agreement and the 2004 Incentive Stock Plan, assuming that each covered circumstance under such arrangements occurred on December 31, 2013.

Benefits and Payments Upon Termination	Non-Renewal by Us of Employment Agreement	Involuntary Termination Without Cause	Change in Control	Death	Disability	Any Other Reasons, Including Voluntary Resignation, Retirement, or Termination For Cause
Compensation:
Two Years Base Salary(1)	$1,610,000	$1,610,000	$—	$1,610,000	$—	$—
Annual Incentive Award(2)	724,500	724,500	—	724,500	—	—
Unvested Restricted Stock(3)	—	—	39,495,250	39,495,250	39,495,250	—
Other Benefits:
Health, Dental and Vision Insurance(4)	33,870	33,870	—	33,870	—	—
Life Insurance(5)	1,608	1,608	—	1,608	—	—
Disability Insurance(5)	1,547	1,547	—	1,547	—	—

Total:	$2,371,525	$2,371,525	$39,495,250	$41,866,775	$39,495,250	$—

(1)	Represents two years of his base salary of $805,000 for 2013.

(2)	Represents the amount of his annual incentive award for 2013.

(3)	This amount reflects the value of 425,000 shares of restricted stock held by Mr. Reichental at the end of 2013 based on the closing market price of our Common Stock on December 31, 2013 ($92.93 per share) on a split-adjusted basis before deducting the purchase price for those shares.

(4)	Represents the estimated incremental cost to us of health, dental and vision plan continuation for two years.

(5)	Represents the estimated incremental cost for us of such continuing insurance coverage of two years.

Charles W. Hull

We and Mr. Hull are parties to a consulting arrangement pursuant to which, upon his retirement, he will become a consultant to us for a period of four years at a fixed consulting fee that will decline from $275,000 in the first year to $100,000 in the fourth year, and he will remain entitled to continuing life and health insurance coverage.

The following table sets forth the consulting fees and estimated benefits payable under his consulting arrangement, assuming that he retired on December 31, 2013.

Benefits and Payments Upon Termination	Amount
Consulting Fees (4 Years)(1)	$625,000
Benefits:
Health, Dental and Vision Insurance(2)	67,739
Life Insurance(3)	2,414

Total:	$695,153

(1)	Consulting fees payable to Mr. Hull under this consulting arrangement will be $275,000 for the first year, $150,000 for the second year and $100,000 for the third and fourth years.

(2)	Represents the estimated incremental cost to us of health, dental and vision plan continuation for four years.

(3)	Represents the estimated incremental cost to us of such continuing insurance coverage for two years.

In addition, Mr. Hull has been granted restricted stock under our 2004 Incentive Stock Plan. The shares of restricted stock granted under the 2004 Incentive Stock Plan are subject to an option in our favor for three years after they are awarded to repurchase them for the lesser of $1.00 per share and 10% of their fair market value on the date of grant. This option does not apply, however, if participants under the Plan leave our employ as a result of death or disability, and it will terminate in the event of a “change in control” (as defined in the 2004 Incentive Stock Plan). If Mr. Hull had left our employ on December 31, 2013 due to death or disability or if a change of control had occurred on such date, 90,000 shares of restricted stock owned by him (valued at $92.93 as of such date) would have become vested.

Damon J. Gregoire

We and Mr. Gregoire are parties to a transition agreement effective on March 28, 2014 pursuant to which Mr.Gregoire will continue to serve as our Senior Vice President and Chief Financial Officer through the date that we hire his successor, at which time Mr. Gregoire will transition to the role of Executive Vice President of Mergers & Acquisitions. The agreement provides that unless terminated sooner by us or Mr. Gregoire, he will serve in the role of Executive Vice President of Mergers & Acquisitions through December 31, 2015, at which time he will retire from our company and will serve in a non-employee consulting role through December 31, 2016.

Except as otherwise provided in the event of early termination, the transition agreement provides for the continuing vesting of restricted stock awards previously made to Mr. Gregoire. If Mr. Gregoire had left our employ on December 31, 2013 due to death or disability of if a change of control had occurred on such date, 240,000 shares of restricted stock owned by him (valued at $92.93 as of such date) would have become vested.

Other NEOs

We and Mr. McAlea are parties to a severance arrangement pursuant to which Mr. McAlea would become entitled to severance payments equal to nine months of his then current salary if his employment is terminated other than for cause. If Mr. McAlea had been terminated without cause on December 31, 2013, he would have been entitled to severance payments totaling $247,500.

Mr. McAlea and Ms. Lewis each hold restricted stock granted under the 2004 Incentive Stock Plan that is subject to forfeiture if either of the individuals leaves our employ within three years after the date of grant. As described above under “—Payments and Benefits Upon Termination or Change of Control,” each share of restricted stock granted to Mr. McAlea and Ms. Lewis under the 2004 Incentive Stock Plan will no longer be subject to our option to repurchase that share if any of those individuals leaves our employ due to death or disability or in the event of a change of control.

If Mr. McAlea had left our employ on December 31, 2013 due to death or disability or if a change of control had occurred on such date, 105,000 shares of restricted stock owned by him (valued at $92.93 as of such date) would have become vested. If Ms. Lewis had left our employ on December 31, 2013 due to death or disability or if a change of control had occurred on such date, 49,500 shares of restricted stock owned by her (valued at $92.93 as of such date) would have become vested. We do not currently expect any such change in control to occur.

Outstanding Equity Awards at Year-End 2013

There were no shares of Common Stock underlying stock options held at the end of 2013 by the NEOs.

The following table sets forth, for each of the NEOs, the number and market value of shares covered by unvested restricted stock awards held at the end of 2013. All information in this table has been presented on a split-adjusted basis.

	Outstanding Unvested Restricted Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Abraham N. Reichental	425,000	$39,495,250
Damon J. Gregoire	240,000	22,303,200
Kevin P. McAlea	105,000	9,757,650
Charles W. Hull	90,000	8,363,700
Cathy L. Lewis	49,500	4,600,035

(1)	The shares set forth in this column consist of shares of restricted Common Stock awarded, as a long-term incentive award, on (a) February 8, 2011 that vested on February 8, 2014, (b) November 15, 2011 that vest on November 15, 2014, (c) November 27, 2012 that vest on November 27, 2015, (d) November 18, 2013 that vest on November 18, 2016 and (e) December 5, 2013 that vest on December 5, 2016. Each award of restricted stock is subject to forfeiture if the recipient leaves our employ within three years after the date of grant of the award other than as a result of death or disability. See “Security Ownership of Certain Beneficial Owners and Management.”

(2)	The amounts set forth in this column were calculated by multiplying the closing market price of our Common Stock on December 31, 2013 ($92.93 per share) on a split-adjusted basis by the number of shares set forth in the column titled “Number of Shares or Units of Stock that Have Not Vested” and have not been reduced to reflect the amount paid for any of the shares in this column.

The restricted stock reported in the table above has been presented on a split-adjusted basis and was awarded as follows:

Name	February 8, 2011 as a Long-Term Incentive Award	November 15, 2011 as a Long-Term Incentive Award	November 27, 2012 as a Long-Term Incentive Award	November 18, 2013 as a Long-Term Incentive Award	December 5, 2013 as a Long-Term Incentive Award
Abraham N. Reichental	—	150,000	150,000	—	125,000
Damon J. Gregoire	—	90,000	90,000	60,000	—
Kevin P. McAlea	—	45,000	45,000	15,000	—
Charles W. Hull	—	30,000	30,000	30,000	—
Cathy L. Lewis	15,000	—	19,500	15,000	—

Total	15,000	315,000	334,500	120,000	125,000

Stock Vested in 2013

Shares of restricted Common Stock held by the NEOs, a split-adjusted basis, vested as follows during 2013:

Name	Number of Shares	Grant Date Fair Value(1)	Vesting Date Fair Value(2)
Abraham N. Reichental	150,000	$1,315,500	$12,025,500
Damon Gregoire	90,000	789,300	7,215,300
Kevin P. McAlea	30,000	263,100	2,405,100
Charles W. Hull	—	—	—
Cathy L. Lewis	—	—	—

Total	270,000	2,367,900	21,645,900

(1)	Messrs. Reichental, Gregoire and McAlea’s restricted shares were granted on November 15, 2010. The Grant Date Fair Value of these shares is based on the closing price on that date of $8.77.

(2)	Messrs. Reichental, Gregoire and McAlea’s restricted shares vested on November 15, 2013. The Vesting Date Fair Value of these shares is based on the closing price on that date of $80.17 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person owning ten percent or more of the outstanding shares of our Common Stock to file reports with SEC to report their beneficial ownership of and transactions in our securities and to furnish us with copies of those reports. Based upon a review of those reports filed with us, along with written representations from or on behalf of certain executive officers and directors that they were not required to file any reports during 2013, we believe that all of these reports were timely filed during 2013 except Form 4s on behalf of Messrs. Curran, Kever, Loewenbaum, Moore and Van Riper and Ms. Welke with respect to an award of 2,064 shares each on May 21, 2013 under the Directors Stock Plan, which inadvertently were not filed until June 18, 2013; and two Form 4s on behalf of Ms. Lewis with respect to the sale of 9,000 shares on November 1, 2013, 3,600 shares on November 8, 2013 and 2,400 shares November 19, 2013, which inadvertently were not filed until November 25, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (a) as of the date indicated in the applicable Schedule 13D or 13G with respect to each person identified as having filed a Schedule 13D or 13G and (b) as of the date of this Proxy Statement with respect to the other persons listed in the table, the number of outstanding shares of Common Stock and the percentage beneficially owned:

•	by each person known to us to be the beneficial owner of more than five percent of our Common Stock;

•	by each current director and each of our five most highly compensated executive officers; and

•	by all of our directors and such executive officers as a group.

Except as otherwise indicated in the footnotes to the table, and subject to any applicable community property laws, each person has the sole voting and investment power with respect to the shares beneficially owned. The address of each person listed is in care of 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730, unless otherwise noted.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
BlackRock, Inc.	5,828,673	(2)	5.6%
40 East 52nd Street New York, New York 10022
The Vanguard Group.	5,471,870	(3)	5.3%
100 Vanguard Blvd. Malvern, PA 19355
William E. Curran	41,821	(4)	*
Charles W. Hull	491,515	(5)	*
Jim D. Kever	400,757	(6)	*
G. Walter Loewenbaum, II	2,373,487	(7)	2.3%
Kevin S. Moore	1,494,251	(8)	1.4%
Abraham N. Reichental	1,545,112	(9)	1.5%
Daniel S. Van Riper	42,267	(10)	*
Cathy L. Lewis	73,500	(11)	*
Damon J. Gregoire	324,000	(12)	*
Kevin P. McAlea	145,000	(13)	*
Karen E. Welke	38,911	(14)	*
Peter Diamandis	2,700	(15)
All directors and officers as a group (12 persons)	6,973,321	(16)	6.8%

*	Less than one percent

(1)	Percentage ownership is based on the number of shares of Common Stock outstanding and entitled to vote as of the record date for the Annual Meeting. Common Stock numbers include, with respect to the stockholder in question, Common Stock which the stockholder could acquire within 60 days of the record date.

(2)	Blackrock, Inc., a Delaware corporation, filed a Schedule 13G on January 28, 2014 indicating that it has sole voting power over 5,473,803 of these shares and sole dispositive power over all of these shares. Such filing indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares and that none of such persons’ interest in these shares exceeds 5% of our total outstanding shares.

(3)	The Vanguard Group, a Pennsylvania corporation, filed a Schedule 13G on February 10, 2014 indicating that it has sole voting power over 60,651 of these shares, sole dispositive power over 5,417,769 of these shares and shared dispositive power over 54,101 of these shares.

(4)	All shares beneficially owned by Mr. Curran were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(5)	Consists of (a) 136,500 shares of Common Stock that Mr. Hull holds directly and (b) 355,015 shares of Common Stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees. The shares of Common Stock held directly by Mr. Hull include 90,000 shares of Common Stock granted to him under our 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2013” above.

(6)	Consists of (a) 302,084 shares of Common Stock that Mr. Kever holds directly and (b) 98,673 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Kever’s minor children. Mr. Kever disclaims beneficial ownership of the shares and other securities held by that trust except to the extent of his pecuniary interest in them. The shares of Common Stock held directly by Mr. Kever include 71,911 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(7)	Consists of (a) 1,025,885 shares of Common Stock that Mr. Loewenbaum holds directly, (b) 365,815 shares held in the name of Mr. Loewenbaum’s spouse, (c) 33,279 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 376,441 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (e) 60,000 shares held in the name of Wally’s Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (f) 5,100 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serves as trustee, (g) 5,100 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serves as trustee, (f) 55,565 shares held in the name of Waterproof Partnership, L.P. of which Mr. Loewenbaum and his wife are the general partners, (g) 67,500 shares held in the name of Blanco Cattle & Ranch, LLC, a limited liability company owned 100% by Mr. Loewenbaum, (h) 198,802 shares held in the name of Elizabeth Scott Loewenbaum 2010 Trust for which Mr. Loewenbaum serves as trustee, (i) 180,000 shares held in the name of Anna Loewenbaum Hargrove 2010 Trust for which Mr. Loewenbaum serves as trustee. Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein of any securities not directly held by him. The shares of Common Stock held directly by Mr. Loewenbaum include 71,911 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(8)	Consists of (a) 2,734 shares of Common Stock that Mr. Moore owns directly, (b) 65,127 shares of Common Stock held in the name of Kevin S. Moore, Trustee, The Kevin Scott Moore 2011 Revocable Living Trust dated September 13, 2011, and (c) the 1,426,390 shares beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership as well as any pecuniary interest. The shares of Common Stock held by Mr. Moore include 55,411 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(9)	Consists of 1,545,112 shares of Common Stock that Mr. Reichental owns directly. The shares of Common Stock held directly by Mr. Reichental include (i) 425,000 shares of Common Stock granted to him under our 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances, and (ii) 225,000 shares that are pledged pursuant to a customary margin account arrangement. See “—Outstanding Equity Awards at Year-End 2013” above.

(10)	All shares beneficially owned by Mr. Van Riper were issued under the Directors Stock Plan and are subject to restrictions on transfer.

(11)	The shares of Common Stock held directly by Ms. Lewis include (i) 34,500 shares of Common Stock granted to her under our 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances, and (ii) 30,000 shares that are pledged to a secure line of credit. See “—Outstanding Equity Awards at Year-End 2013” above.

(12)	The shares of Common Stock held directly by Mr. Gregoire include 240,000 shares of Common Stock granted to him under our 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2013” above.

(13)	Consists of (a) 145,000 shares of Common Stock that Mr. McAlea owns directly. The shares of Common Stock held directly by Mr. McAlea include 105,000 shares of Common Stock granted to him under our 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2013” above.

(14)	All shares beneficially owned by Ms. Welke were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(15)	All shares beneficially owned by Mr. Diamandis were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(16)	Consists of an aggregate of 6,973,321 shares of outstanding Common Stock beneficially owned, directly or indirectly, by all 12 directors and executive officers as a group. A total of 255,000 of the shares of Common Stock owned directly by such persons are pledged to secure lines of credit. The amounts of these securities beneficially owned by directors and executive officers are referred to in the notes above.

HOW TO CAST YOUR VOTE IF YOU ARE A STOCKHOLDER OF RECORD

We will send a Notice of Internet Availability of Proxy Materials to all stockholders of record as of the record date for the Annual Meeting. That Notice will give you the opportunity to request a set of printed proxy materials, and you will be sent proxy materials if you request them. That set of printed proxy materials will also include a proxy card.

You are encouraged to review our Proxy Statement and Annual Report before you cast your vote.

You will be entitled to vote:

•	electronically on the internet;

•	by mail by using the proxy card and postage-paid return envelope that you receive; or

•	by using the toll-free telephone number listed on the proxy card.

You may vote electronically by using a website that provides links to our Proxy Statement and Annual Report. You may access your records on this website by using a control number printed on the Notice of Internet Availability. If you vote on the internet, you do not need to return your proxy card.

If you vote by mail, simply mark, sign and date each proxy card that you receive, and return them in the postage-paid envelopes that you will receive.

If you vote by telephone, easy-to-follow telephone voice prompts should enable you to vote your shares and confirm that your voting instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. Accordingly, please have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card.

Internet voting and telephone voting on our dedicated site are available 24 hours a day, seven days a week, except that no internet or telephone votes will be accepted after 11:59 P.M., Eastern Daylight Time, on Friday, May 16, 2014, the business day prior to the Annual Meeting. This cut-off time is necessary to enable us to complete a final vote tabulation.

HOW TO CAST YOUR VOTE IF YOU ARE A STREET-NAME HOLDER

Street-name holders should expect to receive a voting instruction form from Broadridge Financial Solutions, Inc. or another firm that is hired by your nominee holder to solicit votes on its behalf. That voting instruction form should give you the opportunity to request a set of printed proxy materials, and you will be sent proxy materials if you request them.

You are encouraged to review our Proxy Statement and Annual Report before you cast your vote.

Street-name holders will also generally be entitled to vote:

•	electronically on the internet;

•	by mail by using the voting instruction form and postage-paid return envelope that you receive; or

•	by using the toll-free telephone number that is included on your voting instruction form.

Street-name holders should be able to vote electronically on the internet by using a control number provided on the instruction form and a website identified on the voting instruction form that provides links to our Proxy Statement and Annual Report. If you vote on the internet, you do not need to return your voting instruction form.

As a street-name holder, if you vote by mail, simply mark, sign and date the voting instruction form, and return it in the postage-paid envelope that is enclosed with it.

If you vote by telephone, you may vote by calling the toll-free number listed on the voting instruction form that you receive. Easy-to-follow telephone voice prompts should enable you to vote your shares and confirm that your voting instructions have been properly recorded. Broadridge’s telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each voting instruction form. Accordingly, please have your voting instruction form available when you call. If you vote by telephone, you do not need to return your voting instruction form.

We understand that internet and telephone voting should be available to street-name holders 24 hours a day, seven days a week, except that you should cast any internet or telephone votes prior to 11:59 P.M., Eastern Daylight Time, on Friday, May 16, 2014, the business day prior to the Annual Meeting to allow us adequate time for the final tabulation of votes.

OTHER VOTING AND STOCKHOLDER MATTERS

Voting in Person at the Annual Meeting

Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted, and regardless of whether the prior vote was cast by internet, telephone or mail. If you attend the Annual Meeting and vote your shares at that meeting, those shares will be counted as present for quorum purposes.

If you hold your shares in street name, you must obtain a written proxy, executed in your favor, from the nominee holding your shares of record in order to vote your shares in person at the Annual Meeting.

If You Wish to Revoke Your Proxy

Regardless of the method you use to vote, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	voting electronically by internet at a later time;

•	voting by telephone at a later time;

•	submitting a properly signed proxy or voting instruction form with a later date; or

•	voting in person at the Annual Meeting if you are a stockholder of record (or hold a valid proxy from the nominee who holds your shares in their name).

Please remember that, as described above, there will be no internet or telephone voting available after 11:59 P.M., Eastern Daylight Time, on Friday May 16, 2014, the business day prior to the Annual Meeting.

Abstentions; Broker Non-Votes

Any shares for which a valid proxy is granted will be treated as present for the purpose of determining the presence of a quorum at the Annual Meeting. If you or your street-name nominee do not grant a valid proxy on any matter to be considered at the Annual Meeting, your shares will not be considered in determining the presence of a quorum.

If you or your nominee grant a valid proxy but abstain from voting on the ratification of the appointment of our independent public accountants, withhold a vote on any or all of the directors, or abstain from voting on the say-on-pay proposal, your shares will count for the purpose of determining the presence of a quorum but will otherwise have no effect on the result of the vote.

For street-name holders, as discussed above, your broker or other nominee may exercise its discretion in granting a valid proxy on the ratification of the appointment of our independent public accountants. For the purposes of our Annual Meeting, a “broker non-vote” will occur when a bank, broker or other nominee holder has not received voting instructions with respect to the election of directors or the say-on-pay proposal contained in this Proxy Statement. The rules applicable to the election of directors require that each stockholder either vote in favor of the election of the directors or withhold such stockholder’s vote for one or more of the directors. The rules applicable to advisory say-on-pay proposal requires that each stockholder either vote as recommended by our Board of Directors, or vote against the say-on-pay proposal contained in Proposal Three above. For purposes of the election of directors and the say-on-pay proposal, “broker non-votes” will count for the purpose of determining the presence of a quorum but will otherwise have no effect on the result of the vote.

Multiple Accounts

If you hold shares in more than one account, shares that are registered in different names or shares that are held in street name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one proxy card or more than one voting instruction form. Each of these Notices, proxy cards or voting instruction forms will likely relate to shares that you own in different accounts, in different names or with different banks, brokerage firms or other nominees.

Please follow the instructions on each Notice that you receive. We also ask that you please either vote the shares covered by each Notice electronically or sign, date and return all proxy cards and voting instruction forms that you receive. This will ensure that all of your shares are represented and voted at the Annual Meeting.

Householding; Delivery of Documents to Security Holders Sharing an Address

We are making this Proxy Statement, our 2013 Annual Report on Form 10-K and the Notice of Internet Availability of Proxy Materials available to all stockholders of record as of the record date for the Annual Meeting. This includes all financial institutions in which you have been identified to us as holding our shares in street name.

If you and other family members are street-name stockholders residing in the same household, you may receive only one 2013 Annual Report on Form 10-K, one Proxy Statement and one voting instruction form if you have previously made an election with your bank, broker or other nominee holder to deliver only one copy to you. This process of delivering only one set of these materials to multiple security holders sharing an address is called “householding.” Householding may provide convenience for you and cost savings for us. If you are participating in a householding program, it may continue until one or more of the stockholders within the household provides instructions to the contrary to their nominee.

If you are a street-name stockholder who is receiving multiple copies, you may elect to participate in a householding program. You can do that by requesting that only a single set of materials be sent to you in the future by following the householding instructions on the voting instruction form provided to you by your bank, broker or other nominee holder. Alternatively, if you are a street-name holder whose nominee holder utilizes the services of Broadridge Financial Solutions, Inc. (as indicated on the voting instruction form that you receive), you may send written householding instructions to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call (800) 542-1061. The instructions must include your name and account number and the name of the bank, broker or other nominee holder. Otherwise, you should contact your bank, broker or other nominee holder.

If you are a street-name stockholder who has requested printed materials and you participate in a “householding” program, upon your request to receive separate copies in the future, you will receive an additional copy of the 2013 Annual Report on Form 10-K, the Proxy Statement and the Notice of Internet Availability of Proxy Materials. Instructions to request additional copies of these documents should be provided on the voting instruction form that your bank, broker or other holder of record provides to you.

Copies of this Proxy Statement, our 2013 Annual Report on Form 10-K and the Notice of Internet Availability of Proxy Materials are available upon request by calling (803) 326-4010 or by writing to Investor Relations, 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

Stockholder Proposals for the 2015 Annual Meeting

Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in our 2015 Proxy Statement and form of proxy. The date by which we must receive stockholder proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2015 Annual Meeting of Stockholders is December 2, 2014 or (if the date of our 2015 Annual Meeting is changed by more than 30 days from May 19, 2015) a reasonable time before we begin to print and mail the proxy materials for the 2015 Annual Meeting.

Our By-Laws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our Proxy Statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for a stockholder to properly bring other business before the 2015 Annual Meeting, a stockholder of record must give timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office between January 16, 2015 and February 15, 2015; provided that, if the 2015 Annual Meeting is called for a date that is not within 30 days before or after May 19, 2015, then the notice by the stockholder must be so received a reasonable time before we make available our Proxy Statement for the 2015 Annual Meeting. The notice also must contain specific information regarding the nomination or the other business proposed to be brought before the meeting, as set forth in our By-Laws. The By-Law provisions relating to advance notice of business to be transacted at annual meetings are contained in Section 2.13 of our By-Laws, which are available on our website and can be viewed by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the document titled “Amended and Restated By-Laws” from the list of documents on the web page.

Stockholder Nominees to the Board

Apart from any proposals made pursuant to Rule 14a-8 as discussed above, our Governance Committee will consider director nominees recommended by stockholders in accordance with our Corporate Governance Guidelines and a policy adopted by the Board. Recommendations should be submitted to our Corporate Secretary in writing at our offices in Rock Hill, South Carolina, along with additional required information about the nominee and the stockholder making the recommendation. Copies of our Corporate Governance Guidelines and our stockholder nomination policy are posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Investor Relations” tab, then the “Corporate Governance” tab and then selecting the appropriate document from the list of documents on the web page.

The Governance Committee and the Board have also approved qualifications for nomination to the Board. In determining whether to recommend particular individuals to the Board, the Committee will consider, among other factors, a director’s ethical character, a director’s experience and diversity of background as well as whether a director is independent under applicable listing standards and financially literate. As noted above, a complete copy of our “Qualifications for Nomination to the Board” is posted on our website at www.3DSystems.com under the “Investor Relations” tab and then the “Corporate Governance” tab. The process by which the Governance Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder.

When the Board or the Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Governance Committee. At least one member of the Governance Committee (generally the Chairman) and the CEO will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Governance Committee will make its recommendation for approval of the candidate to the Board.

OTHER MATTERS

This Proxy Statement is being delivered to you on our behalf. We are bearing the expenses of preparing, printing, web hosting and mailing this Proxy Statement and other proxy materials and all other expenses of soliciting proxies. We have retained Georgeson Inc. (“Georgeson”) to solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission and to request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by those persons. We agreed to pay Georgeson a fee of $9,500 for these services and will reimburse it for payments made to brokers and other nominee holders for their expenses in forwarding soliciting material. We have also agreed that Georgeson’s fees may increase if certain changes in the scope of its services occur. In addition, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission, although they will receive no additional compensation for such solicitation.

We do not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, the proxy holders will vote the shares represented by any proxy granted in their favor in such manner as the Board of Directors may recommend and otherwise in the proxy holders’ discretion.

By Order of the Board of Directors

Andrew M. Johnson

Secretary

Rock Hill, South Carolina

April 1, 2014

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M., E.D.T., on May 16, 2014. Vote by Internet Go to www.envisionreports.com/DDD Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. • Follow the instructions provided by the recorded message X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01—William E. Curran 02—Peter H. Diamandis 03—Charles W. Hull 04—Jim D. Kever 05—G. Walter Loewenbaum, II 06—Kevin S. Moore 07—Abraham N. Reichental 08—Daniel S. Van Riper 09—Karen E. Welke For Against Abstain For Against Abstain 2. Ratification of the appointment of BDO USA, LLP as the 3. Approval of the advisory vote on the compensation Company’s independent registered public accounting firm for of our named executive officers. the year ending December 31, 2014. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign EXACTLY as name(s) appears hereon. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01RZFD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — 3D SYSTEMS CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF 3D SYSTEMS CORPORATION The undersigned hereby appoints Abraham N. Reichental and Andrew M. Johnson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and, to vote the shares of the undersigned which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of 3D Systems Corporation (the “2014 Annual Meeting”) to be held at 11:00 a.m., E.D.T., on May 19, 2014 at the offices of the Company at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 and at any adjournments or postponements thereof. THE PROXY HOLDERS WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR, IN THE ABSENCE OF A BOARD RECOMMENDATION ON ANY SUCH OTHER PROPER MATTERS, IN THE PROXY HOLDERS’ DISCRETION. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2014 Annual Meeting and any adjournments or postponements thereof and acknowledges receipt of 3D Systems Corporation’s Proxy Statement dated April 1, 2014 for the 2014 Annual Meeting. This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the Election of all of the Director Nominees and FOR Proposals No. 2 and No. 3 and as recommended by the Board of Directors on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof or, in the absence of a board recommendation on any such other proper matters, in the proxy holders’ discretion. SEE REVERSE SIDE Your vote is important. Please vote Today! Please mark, sign, date and return your proxy form in the envelope provided. Address Change/Comments (Mark the corresponding box on the reverse side)